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                            ASSET PURCHASE AGREEMENT

                                     between

                              ACC OF TENNESSEE LLC,

                            ACC TENNESSEE LICENSE LLC

                                       and

                               CELLCO PARTNERSHIP
                             D/B/A VERIZON WIRELESS


                          DATED AS OF OCTOBER 30, 2001

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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of October 30, 2001 by and between ACC OF TENNESSEE LLC, a Delaware limited liability company ("ACC TENNESSEE"), ACC TENNESSEE LICENSE LLC, a Delaware limited liability company ("LICENSE SUB," and together with ACC Tennessee, each individually a "SELLER," and collectively, "SELLERS") and CELLCO PARTNERSHIP, a Delaware general partnership, d/b/a Verizon Wireless ("PURCHASER").

                                 R E C I T A L S

         WHEREAS, ACC Tennessee owns all of the outstanding membership interests in License Sub; and

         WHEREAS, License Sub holds, as its only asset, the necessary FCC Authorizations (as defined in Section 2.01(a)) to operate the Block A cellular radio telephone system (the "CELLULAR SYSTEM") in rural service area ("RSA") #4 in the State of Tennessee (the "CELLULAR AREA"); and

         WHEREAS, Sellers own and operate the Cellular System; and

         WHEREAS, Sellers are engaged in the business of marketing, selling and providing cellular telephone service in the Cellular Area (such business, as conducted by ACC Tennessee, is referred to herein as the "SELLER BUSINESS"); and

         WHEREAS, Purchaser desires to purchase from each Seller, and each Seller desires to sell to Purchaser, the assets and rights of such Seller that relate primarily to the ownership and operation of the Cellular System, including the FCC Authorizations, all subject to the terms and conditions set forth herein; and

         WHEREAS, such assets shall not include any assets or rights of either Seller used by such Seller relating primarily to the ownership or operation of other businesses owned or operated by such Seller.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

         Except as otherwise provided and subject to the terms and conditions set forth in this Agreement, each Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from each Seller at the Closing, all of such Seller's right, title and interest in and to the Purchased Assets owned by such Seller (as defined in Section 2.01 hereof), free and clear of all security interests, liens, pledges, charges, encroachments, defects of title, options, rights of first refusal, easements or any other encumbrance or restriction on the use or

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exercise of any attribute of ownership (collectively, "LIENS") other than
Permitted Liens. As used herein, the term "PERMITTED LIENS" means (i) any lien or other encumbrance for taxes and assessments not yet past due, (ii) any lien or other encumbrance provided for in, or arising out of, any Assumed Contract and not related to any indebtedness for borrowed money, (iii) any lien or other encumbrance that does not materially detract from the value of, or interfere with the use of, the property subject thereto or affected thereby or materially impair the operation of the Seller Business (including any easements, rights of way, restrictions, installations or public utilities, title imperfections and restrictions, encroachments, reservations in land patents, zoning ordinances or other similar liens or other encumbrances), (iv) as to leaseholds, interests of the lessors thereof and Liens affecting interests of such lessors and (v) any lien or other encumbrance set forth on SCHEDULE 1 attached hereto.

                                   ARTICLE II
                DESCRIPTION OF PURCHASED ASSETS; EXCLUDED ASSETS

         SECTION 2.01. PURCHASED ASSETS. The assets, properties and rights to be conveyed to Purchaser shall be as set forth in SECTIONS 2.01(a) through 2.01(j) hereto (the "PURCHASED ASSETS"). The Purchased Assets shall include the following assets, properties and rights of each Seller to the extent such assets are owned by such Seller:

                  (a) the licenses and authorizations issued by the Federal Communications Commission (the "FCC"), including (i) FCC licenses and authorizations, as well as licenses and authorizations of any state body having jurisdiction over the Seller Business, to construct, own and operate a cellular radio telephone system in the Cellular Area (the "CELLULAR AUTHORIZATIONS") and certain microwave paths used in connection with such cellular operations (the "MICROWAVE AUTHORIZATIONS") and (ii) construction permits, if any, that have been issued by the FCC to Sellers with respect to construction of a cellular telecommunications system in the Cellular Area (the "FCC CONSTRUCTION PERMITS" and together with the Cellular Authorizations and the Microwave Authorizations, the "FCC AUTHORIZATIONS"), that are listed on SCHEDULE 2.01(a) attached hereto;

                  (b) all rights under (i) all Contracts between each Seller and subscribers that are related primarily to the Seller Business, (ii) all Contracts listed on SCHEDULE 7.06(a) attached hereto, (iii) all Contracts that are not required to be listed on that Schedule solely because they involve dollar amounts that are below the thresholds for inclusion on that Schedule,
(iv) all Contracts entered into during the period commencing on the date hereof and ending on the Closing Date which Purchaser agrees to assume in accordance with clause (ii) of Article III, and (v) all Contracts constituting Undisclosed Contracts which Purchaser agrees to assume pursuant to Section 18.01(c) (all such Contracts that are not Excluded Contracts shall be referred to collectively as the "ASSUMED CONTRACTS");

                  (c) each Seller's right, title and interest in and to the towers, tower equipment, antennas, switching and cell site equipment and buildings, microwave equipment, mobile identification numbers, tools, testing equipment, motor vehicles, office equipment, furniture and fixtures, supplies and inventory, electrical power units, transmission lines, installations,

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appliances, improvements and other equipment, machinery and tangible personal property used primarily in the Seller Business, including such as are listed on
SCHEDULE 2.01(c) attached hereto;

                 (d) all interests of each Seller in all those certain lots and pieces of real property that are owned by or leased to such Seller that are used primarily in the Seller Business including those set forth on SCHEDULE 2.01(d), together with the buildings, structures, facilities and other improvements erected thereon, and together with all easements, rights-of-way and other appurtenances thereto;

                  (e) all of each Seller's right, title and interest to the engineering records, files (including customer information and records), data, drawings, blueprints, books of account, schematics, maps, reports, lists (including customer and supplier lists) and plans and processes used primarily in the Seller Business, provided that each such Seller may retain copies thereof so long as Purchaser is provided with the originals thereof;

                  (f) all of each Seller's right, title and interest in and to the accounts receivable (billed or unbilled), prepaid assets, security deposits (the "DEPOSITS"), copyrights relating to the Purchased Assets (whether registered or unregistered), all of which are used primarily in the operation of the Seller Business;

                  (g) to the extent assignable, all licenses, certificates of occupancy, permits, franchises, registrations, certificates of public convenience and necessity, approvals and operating rights, including any applications therefor, used primarily in the operation of the Seller Business;

                  (h) all computer software owned or licensed by each Seller (including all related documentation) and used primarily in the Seller Business;

                  (i) all rights or choses in action relating primarily to the Seller Business, including all rights under express or implied warranties relating to the Purchased Assets, except to the extent listed on Schedule 2.02(f); and

                  (j) subject to Article XII, all rights and claims under insurance policies with respect to the Purchased Assets.

         SECTION 2.02. EXCLUDED ASSETS. All other assets owned by each Seller, except the Purchased Assets, shall be retained by such Seller and shall not be sold, assigned or transferred to Purchaser (the "EXCLUDED ASSETS"). Notwithstanding the provisions of Section 2.01, the Purchased Assets shall not include any of the following assets, properties and rights of any Seller all of which shall be deemed Excluded Assets:

                  (a) all cash on hand (other than the Deposits) and in financial institutions, cash equivalents, marketable securities and bonds;

                  (b) all claims for refunds and/or credits for Taxes (as defined herein);

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                  (c)  the minute books and tax returns of such Seller;

                  (d) the Contracts listed or described in SCHEDULE 2.02(d) (the "EXCLUDED CONTRACTS");

                  (e) the rights which accrue or will accrue to such Seller under this Agreement;

                  (f)  the assets, rights and claims listed in SCHEDULE 2.02(f);

                  (g) subject to Section 2.01(j), all insurance policies and rights and claims thereunder arising from events, matters, conditions arising prior to the Closing Date and which have not been assigned to Purchaser pursuant to Article XII;

                  (h) such Seller's trademarks, trade names, service marks, service names, logos and similar rights and all other intellectual property (except as set forth in Section 2.01);

                  (i)  copies of the documents referred to in Section 2.01(e);
and

                  (j)  all System Employee Benefit Plans.

                                   ARTICLE III
                            ASSUMPTION OF LIABILITIES

         At the Closing, Purchaser shall assume and agree to perform and discharge as of the Closing the following Liabilities of each Seller to the extent not previously performed or discharged, and no others: (i) all Liabilities of each Seller which are to be performed from and after the Closing under the Assumed Contracts, but only to the extent such Liabilities relate to periods or goods or services provided to Purchaser on or after the Closing Date, provided that Purchaser shall not assume any Liabilities arising out of any breach by either Seller of any provision of any Assumed Contract, (ii) all Liabilities of each Seller entered into during the period from the date hereof to the Closing by such Seller that were identified by such Seller in writing as Assumed Liabilities and consented to in writing by Purchaser, (iii) all Liabilities in connection with the Deposits and (iv) accrued property Taxes relating to the Purchased Assets for the period prior to the Closing (such items
(i) through (iv) are collectively referred to herein as the "ASSUMED LIABILITIES"). The Assumed Liabilities shall specifically exclude all other Liabilities of any Seller or the Seller Business (the "EXCLUDED LIABILITIES"), including (x) all Liabilities in connection with, resulting from, or arising out of, directly or indirectly, the ownership, operation or control of the Purchased Assets or Seller Business prior to the Closing Date, other than the Assumed Liabilities, and (y) all Liabilities relating to any System Employee Benefit Plan. For purposes of clarity, the parties hereby acknowledge that neither the Assumed Liabilities nor the Excluded Liabilities will include any Liabilities in connection with, resulting from, or arising out of, directly or indirectly, Purchaser's ownership, operation, or control of the Purchased Assets or the Seller Business from and after the Closing Date, and that such Liabilities will be the responsibility of the Purchaser.

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                                   ARTICLE IV
                     INSTRUMENTS OF TRANSFER AND ASSUMPTION

         SECTION 4.01. TRANSFER DOCUMENTS. At the Closing, each Seller, or in the case of clause (c) below and if applicable, each Regarded Entity, will deliver to Purchaser (a) one or more Bills of Sale in substantially the form attached hereto as EXHIBIT A (a "BILL OF SALE"), (b) all such other good and sufficient instruments of sale, transfer and conveyance, including assignments of leases, deeds in recordable form and certificates of title for motor vehicles, as shall be effective to vest in Purchaser all of Sellers' right and title to, and interest in, the Purchased Assets, and (c) a FIRPTA Certificate as required by Section 1445 of the Internal Revenue Code of 1986, as amended (the "CODE").

         SECTION 4.02. ASSUMPTION DOCUMENTS. At the Closing, Purchaser and each Seller will execute and deliver an Assumption Agreement in substantially the form attached hereto as EXHIBIT B (the "ASSUMPTION AGREEMENT") in order to effect the assumption of the Assumed Liabilities by Purchaser.

                                    ARTICLE V
                           PURCHASE PRICE; ALLOCATION

         SECTION 5.01. PURCHASE PRICE. The total purchase price for the Purchased Assets shall be Two Hundred Two Million Dollars ($202,000,000.00) (the "BASE PRICE"), as adjusted in accordance with the provisions of Section 5.05 hereof (as adjusted, the "PURCHASE PRICE").

         SECTION 5.02. INDEMNITY ESCROW. At Closing, Purchaser will deposit by wire transfer of immediately available funds an amount equal to four percent (4%) of the Purchase Price (the "ESCROWED AMOUNT") with J.P. Morgan Trust Company, National Association (the "ESCROW AGENT"), to be held, invested and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement substantially in the form of EXHIBIT C attached hereto (the "ESCROW AGREEMENT").

         SECTION 5.03. PAYMENT OF PURCHASE PRICE. The Purchase Price, less the Escrowed Amount and less any Taxes Purchaser is required by law to withhold or remit to any taxing authority on account of the transactions contemplated hereby, shall be payable by wire transfer of immediately available funds to ACC Tennessee at Closing ("SELLER'S CLOSING PAYMENT").

         SECTION 5.04. ALLOCATION OF PURCHASE PRICE. SCHEDULE 5.04 sets forth the allocation of the Purchase Price in accordance with the respective fair market value of the Purchased Assets and as provided for under Section 1060 of the Code. Each party hereby agrees to file and, if applicable, each Seller shall cause each Regarded Entity to file, with its federal income tax return for the tax year in which the Closing occurs IRS Form 8594 containing the allocation set forth on Schedule 5.04.

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         SECTION 5.05.  PURCHASE PRICE ADJUSTMENT.

                  (a) As used in this Section 5.05, the following terms shall have the meaning set forth below:

         "CURRENT ASSETS" means the following Purchased Assets: (i) customer accounts receivable, including roaming accounts receivable (except any such accounts receivable owed by either Seller or any Affiliate of either Seller), excluding an allowance for uncollectible accounts receivable (not including roaming accounts receivable), calculated as follows: 2% for subscriber receivables that are less than or equal to 30 days past due, 5% for subscriber receivables that are between 31 and 60 days past due, 20% for subscriber receivables that are between 61 and 90 days past due and 100% for subscriber receivables that are more than 90 days past due, (ii) inventory, including cellular telephone handsets and ancillary equipment held for sale to subscribers, valued in accordance with GAAP consistently applied, and (iii) prepaid items relating to the Purchased Assets, including prepaid rent, property taxes, utility charges, fees and deposits paid (but excluding prepaid insurance), all determined as of 12:01 a.m. on the Closing Date in accordance with GAAP consistently applied. A physical audit of each Seller's inventory will be taken by representatives of Sellers and Purchaser during the afternoon or evening prior to the Closing Date, the results of which shall be final and binding upon the parties (i.e., the physical inventory count shall not be reviewable by the Independent Accountant pursuant to Section 5.05(d) below) for purposes of determining the number and type of inventory items existing as of the Closing, which information shall be used to derive the value of the inventory of Sellers included as Current Assets and reflected on the Closing Certificate.

         "CURRENT LIABILITIES" shall mean all Assumed Liabilities (as defined in Article III above) that are of a type determined to be "current liabilities" in accordance with GAAP.

         "GAAP" means generally accepted accounting principles consistently applied.

                  (b) The Base Price shall be increased (or decreased) by the amount by which Current Assets exceed (or are less than) Current Liabilities as of the Closing Date (the "WORKING CAPITAL ADJUSTMENT").

                  (c) In the event that as of the Closing, a Seller shall have failed to obtain any consent that is necessary for such Seller to assign to Purchaser any cell site lease or license that is included in the Purchased Assets, the Base Price shall be decreased by $200,000 for each cell site lease or license as to which such Seller failed to obtain the consent that is necessary to assign to Purchaser such cell site lease or license (the "CELL SITE LEASE ADJUSTMENT").

                  (d) Sellers shall prepare and submit to Purchaser, not later than 5 business days prior to the Closing Date, a written good faith estimate of the amount of the Working Capital Adjustment and the Cell Site Lease Adjustment (collectively the "ADJUSTMENTS") in accordance with this Section 5.05 and Sellers' estimate of the Purchase Price resulting from the Adjustments ("SELLERS' ESTIMATE"). Sellers' Estimate shall be accompanied by supporting documents, work papers, subscriber records and other data supporting the Adjustments and

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Sellers' Estimate. Sellers' Estimate shall be based upon the books and records of the Seller Business. Sellers' Estimate shall be accompanied by a certificate signed by an officer of Sellers certifying that the Sellers' Estimate was calculated in good faith and in accordance with the provisions of this Section
5.05. After the delivery of Sellers' Estimate and prior to the Closing, Purchaser and Sellers shall attempt to resolve any disputes between Sellers and Purchaser with respect to Sellers' proposed Adjustments. In connection therewith, Purchaser shall have full access to Sellers' records related to Sellers' proposed Adjustments. Prior to Closing, Purchaser shall advise Sellers in writing as to any dispute Purchaser has with Sellers' Estimate and provide to Sellers Purchaser's calculation of the Adjustments and the Purchase Price, accompanied by a certificate signed by a senior officer of Purchaser certifying that Purchaser's calculation was made in good faith and supporting documents and information, to the extent the same is available to Purchaser ("PURCHASER'S ESTIMATE"). In the event Purchaser's Estimate of the Purchase Price is less than $100,000 less than Sellers' Estimate, the Closing shall proceed with the Purchase Price based upon Sellers' Estimate. In the event the Purchaser's Estimate of the Purchase Price is more than $100,000 less than Sellers' Estimate, then the mid-point between Sellers' Estimate and Purchaser's Estimate shall be used as the Purchase Price for purposes of Closing.

                  (e) Within 60 days after the Closing Date, Sellers shall deliver to Purchaser a certificate (the "CLOSING CERTIFICATE") signed by a senior officer of ACC Tennessee providing a compilation of the Working Capital Adjustment to be made pursuant to this Section 5.05 including any changes in the Working Capital Adjustment, used to determine the Purchase Price at Closing, together with a copy of any supporting documents, work papers, subscriber records and other data relating to such Closing Certificate and such other supporting evidence as Purchaser may reasonably request either prior to or after delivery thereof. If Purchaser shall conclude that the Closing Certificate does not accurately reflect the adjustment to be made to the Base Price in accordance with this Section 5.05, Purchaser shall, within 40 days after their receipt of the Closing Certificate (such 40 day period being referred to as the "RESPONSE PERIOD"), deliver to Sellers a written statement of any discrepancies believed to exist. If Purchaser fails to so notify Sellers of any discrepancies, then the calculation of the Purchase Price set forth in the Sellers' Closing Certificate shall be controlling for all purposes hereof and Purchaser or Sellers, as the case may be, shall on or before the fifth day following the expiration of the Response Period pay to the other the amount which it is obligated to pay in accordance with the Closing Certificate. On or before the fifth day following the earlier to occur of the expiration of the Response Period and the date Sellers receive Purchaser's statement of discrepancies, Purchaser or Sellers, as the case may be, shall pay the other the amount, if any, as to which there is no discrepancy. Purchaser and Sellers shall use good faith efforts to jointly resolve their discrepancies within 15 days of Sellers' receipt of Purchaser's written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to further dispute or review. If Purchaser and Sellers cannot resolve the discrepancies to their mutual satisfaction within such 15-day period, then the matter shall be submitted to KPMG, LLP (the "INDEPENDENT ACCOUNTANTS"). In submitting a dispute to the Independent Accountants, each of the parties shall furnish, at its own expense, the Independent Accountants and the other party with such documents and information as the Independent Accountants may reasonable request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant with the appropriate

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copies and notification being given to the other party. The Independent
Accountants may conduct a conference concerning the disagreements between Sellers and Purchaser at which conference each party shall have the right to present additional documents, materials and other evidence and to have present its or their advisors, accountants or counsel. The Independent Accountants shall promptly render a decision on the issues presented, and such decision shall be final and binding on the parties. Within 5 days of receipt of the Independent Accountants' decision with respect to such dispute, if Purchaser is determined to owe an amount to Sellers, Purchaser shall pay such amount thereof to ACC Tennessee, and if Sellers are determined to owe an amount to Purchaser, ACC Tennessee shall pay such amount thereof to Purchaser. All amounts owed by Purchaser or Sellers in accordance with this Section 5.05(d) shall be paid by wire transfer of immediately available funds and shall not bear any interest.

         SECTION 5.06. PRELIMINARY TAX CERTIFICATES. At or before the Closing, each Seller will deliver to Purchaser a tax clearance certificate from the State of Tennessee, for all periods through the last completed calendar month prior to the Closing Date (provided that if the Closing Date shall occur during the first twenty days of a calendar month, the certificate shall be for the period through the next previous completed calendar month), indicating that all tax returns required to have been filed by such Seller through and including such date have been filed and that all Taxes required to be paid by such Seller, as shown on such returns, have been paid (each, a "PRELIMINARY TAX CERTIFICATE"). If a Seller is unable to deliver any Preliminary Tax Certificate because such Seller has not paid all Taxes which it was required to pay to the applicable jurisdiction, then Purchaser shall have the option of paying such Taxes on the Closing Date on behalf of such Seller, and reducing the amount of the Sellers' Closing Payment by the amount of such tax payment, which shall be treated for purposes of this Agreement as a payment on account of the Purchase Price. Purchaser shall furnish Sellers at Closing with appropriate evidence of any such payment. If a Seller is a disregarded entity for purposes of any tax, such Seller shall also deliver a Preliminary Tax Certificate of each entity in whose tax returns are reported the tax liability which is attributable to such Seller's operations (each, a "REGARDED ENTITY").

                                   ARTICLE VI
                                     CLOSING

         Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Edwards & Angell, LLP, 2800 Financial Plaza, Providence, Rhode Island 02903, on the date (the "CLOSING DATE") which is the latest of (a) the 2nd day after the date that the FCC's consent to the assignment of the Cellular Authorizations from License Sub to the Purchaser becomes a Final Order (as defined in Section 10.04), (b) the fifth (5th) day after the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HART-SCOTT-RODINO ACT") (if applicable to the transactions contemplated by this Agreement) or (c) the date on which all conditions to Closing set forth in Articles X and XI hereof have been satisfied or waived; provided if such latest date is not a business day, the Closing Date shall be the next following business day.

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                                   ARTICLE VII
                            SELLERS' REPRESENTATIONS

         Sellers hereby jointly and severally represent, warrant, covenant and agree, as of the date hereof and also at and as of the Closing Date (except to the extent that a representation or warranty is given as of a particular date in which case such representation or warranty shall be made only as of such particular date), which representations, warranties, covenants and agreements, together with all other representations, warranties, covenants and agreements of Sellers in this Agreement, shall survive the Closing as provided in Section 13.06, that:

         SECTION 7.01. ORGANIZATION, QUALIFICATION. Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its organization and has all necessary limited liability company power and authority to own and operate its properties and to carry on its business as it is now being conducted and to carry out the transactions contemplated by this Agreement and the other Transaction Documents, as defined below. Each Seller has the power and authority to execute and deliver and, subject to such Seller obtaining the Required Consents and giving the Required Notices applicable to such Seller, perform its obligations under this Agreement and the other Transaction Documents, as defined below, and to undertake the transactions contemplated hereby and thereby. As used herein, the term "TRANSACTION DOCUMENTS" means this Agreement and all other agreements, documents and instruments executed in connection herewith or required to be executed and/or delivered by the parties or any one or more of them in accordance with the provisions of this Agreement. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person (including the membership interest in License Sub held by ACC Tennessee) are included in the Purchased Assets.

         SECTION 7.02. AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENT AND TRANSACTION DOCUMENTS. The execution, delivery and performance of this Agreement and the other Transaction Documents by each Seller and the transfer of the Purchased Assets to Purchaser have been duly and validly authorized and approved by all necessary limited liability company action, including approval by such Seller's managing member. This Agreement is, and each of the other Transaction Documents when so executed and delivered will be, a valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally.

         SECTION 7.03. TITLE TO AND CONDITION OF ASSETS.

                  (a) Each Seller has good and marketable title or a valid leasehold interest, as applicable, to all of the properties and assets, real, personal and mixed, which would be included in the Purchased Assets owned by such Seller if the Closing took place on the date hereof, including all properties and assets reflected in the Balance Sheet (as defined in Section 7.14) and not sold, retired or otherwise disposed of since the date thereof in the ordinary course of the Seller Business consistent with past practices, free and clear of all Liens except for Permitted Liens and except for the Liens listed on SCHEDULE 7.03(a) which will be discharged at Closing. Each Seller has full power, right and authority to sell and convey to Purchaser good and

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marketable title to the Purchased Assets owned by such Seller, free and clear of all Liens other than Permitted Liens. Except as set forth on SCHEDULE 7.03(a) and except for the Excluded Assets identified in Section 2.02(a)-(j) or in
SCHEDULE 2.02(d) or SCHEDULE 2.02(f), the Purchased Assets include all material rights, assets and property necessary or material to operate the Seller Business as it is currently operated. Except for the Excluded Assets and except as set forth on SCHEDULE 7.03(a), neither AT&T Wireless, Inc. ("AT&T") nor any
Affiliate of either Seller owns or has an interest in any asset used primarily in the Seller Business.

                  (b) All buildings, structures, facilities, fixtures, equipment and other items of tangible property and assets (excluding Inventory) which would be included in the Purchased Assets if the Closing took place on the date hereof, including all network equipment, are in good working condition and repair, subject to normal wear and maintenance and are located such that they are not materially encroaching on the property or rights of any Person.

         SECTION 7.04. REAL PROPERTY. SCHEDULE 2.01(d) lists all real property and interests in real property owned or leased by each Seller and used primarily in the Seller Business, and specifying the address or other description suitable to identify the property, a reasonable description of the use of each property, and which of the properties are owned and which are leased.

                  (a) With respect to each parcel of Seller-owned real property included in the Purchased Assets, and except for matters set forth on SCHEDULE 7.04(a):

                       (i) A Seller has good and marketable title to the parcel of real property, free and clear of all Liens, except for Permitted Liens and except for the Liens listed on SCHEDULE 7.03(a) which will be discharged at Closing;

                       (ii) there are no leases, subleases, licenses, concessions, or other agreements to which a Seller is a party or, to Sellers' knowledge, subleases, licenses, concessions or other agreements to which a Seller is not a party, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

                       (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

                  (b)  With respect to each parcel of real property listed on
SCHEDULE 2.01(d), and except for matters set forth on SCHEDULE 7.04(b):

                       (i) To Sellers' knowledge, a Seller has valid and enforceable rights of physical and legal ingress and egress to and from such parcel; and

                       (ii) No Seller Party has received any notice of, and no Seller Party has any knowledge of, any non-compliance with applicable building codes, zoning regulations, occupational health and safety Laws or any other Laws applicable to such parcel or the use or occupancy thereof by any Seller Party.

         SECTION 7.05.  [INTENTIONALLY DELETED.]

         SECTION 7.06.  ASSUMED CONTRACTS AND SUBSCRIBERS.

                  (a) Set forth on SCHEDULE 7.06(a) is a list of all Contracts to which any Seller Party or any Affiliate of a Seller Party or AT&T is a party that relate primarily to the Seller Business and that fall within any one or more of the following categories, other than Excluded Contracts:

                       (i) any Contract with any present or former employee or consultant or for the employment of any person, including any consultant;

                       (ii) any Contract with any labor union or other representative of employees;

                       (iii) any confidentiality or non-disclosure agreement pursuant to which a Seller Party, an Affiliate of a Seller Party or AT&T has agreed to keep information which is related to the Purchased Assets obtained from any other person or entity confidential;

                       (iv) any Contract limiting or restraining a Seller Party, an Affiliate of a Seller Party or AT&T or any successor thereto from engaging or competing in any manner or in any business;

                       (v) any Contract with AT&T, any member or Affiliate of a Seller or with any Affiliate of any shareholder or member of a Seller;

                       (vi) any retail store lease or cell site lease or license;

                       (vii) any roaming agreement, interconnection agreement or contour extension agreement;

                       (viii) any Contract with a third party to provide
                  services to customers of either Seller;

                       (ix) any commission, representative, distributorship or sales agency Contract;

                       (x) any conditional sale or lease under which a Seller Party, an Affiliate of a Seller Party or AT&T is either purchaser or lessee relating to the Purchased Assets or any property at which the Purchased Assets are located;

                       (xi) any note, debenture, bond, trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money or for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person or entity;

                       (xii) any Contract for any charitable or political contribution;

                       (xiii) any license, franchise, distributorship or other
                  agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or technical assistance;

                       (xiv) any Contract granting power of attorney to any other person or entity;

                       (xv) any Contract for the performance of services by a third party involving annual payments of $25,000 or more;

                       (xvi) any Contract for the future purchase of, or payment for, supplies or products, involving in any one case $25,000 or more;

                       (xvii) any Contract for any capital expenditure or
                  leasehold improvement in excess of $25,000;

                       (xviii)any equipment lease with annual payments of more
                  than $12,000;

                       (xix) any Contract having annual payments greater than $25,000 or a commitment of $75,000 or more in the aggregate; and

                       (xx) any other material Contract not made in the ordinary course of business consistent with past practice.

Sellers have heretofore delivered or made available to Purchaser true and correct copies of the Assumed Contracts entered into as of the date hereof or prior to the date hereof that are required to be set forth on SCHEDULE 7.06(a), including all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

                  (b) Except as disclosed on SCHEDULE 7.06(b), no Seller Party is in Default in any material respect with respect to, nor to Sellers' knowledge is there any Default in any material respect by the other parties to, any Assumed Contracts. The Assumed Contracts are in full force and effect, enforceable against each Seller Party, Affiliate of a Seller Party or AT&T that is a party thereto in accordance with their terms.

                  (c) As of July 31, 2001, there were approximately 24,498 subscribers of the Seller Business. SCHEDULE 7.06(c) sets forth the name of each of the price plans presently in the process of being implemented or presently covering the active subscribers of the Seller Business, together with the approximate number of subscribers, as of July 31, 2001, under each such plan, and the approximate number of such subscribers whose account balances have been outstanding for more than 60 days.

                  (d) To the knowledge of Sellers, no party to an Assumed Contract (which party accounts for $50,000 or more annually in business with Sellers) has informed any Seller Party of its intent to cancel or otherwise modify in any material respect, other than in the ordinary course of its relationship with Sellers or the Seller Business, or to decrease significantly or limit significantly its purchases, services, supplies or materials under such Assumed Contract.

                  (e) Each roaming agreement between a Seller and any carrier to which such Seller has paid roaming charges in the past 12 months contains provisions requiring each party thereto to use a pre-call validation ("PV") system in all markets covered by such roaming agreement and that any call completed by the serving carrier under such roaming agreement shall be the sole responsibility of such serving carrier if either (i) a PV request has determined that the roamer placing such call is not a valid customer of the home carrier or
(ii) the call has been placed using an unauthorized ESN after entry to the Industry Negative File has become effective. Notwithstanding the foregoing sentence, in no event shall a Seller be liable for any point to point validations where the carrier "assumes positive" (as such term is commonly understood in the industry) at the switch level.

                  (f) SCHEDULE 7.06(f) sets forth all products and services that each Seller offers or provide to their subscribers of the Cellular System in addition to voice cellular service.

         SECTION 7.07. GOVERNMENTAL LICENSES.

                  (a) License Sub holds all FCC Authorizations and ACC Tennessee holds those licenses, permits, certificates of public convenience and necessity of any other governmental body having jurisdiction over the Seller Business or any Purchased Assets, which are required in connection with the ownership and operation of the Purchased Assets and the Seller Business as it is presently being conducted (collectively referred to as the "AUTHORIZATIONS") except for such licenses, consents, permits, approvals and authorizations for which the failure to so hold would not be material. All FCC Authorizations are in full force and effect. Each Seller Party has complied in all material respects with the terms of the FCC Authorizations. True and correct copies of the FCC Authorizations, and all amendments thereto to the date hereof, that are Purchased Assets have been delivered or made available by Sellers to Purchaser.

                  (b) To Sellers' knowledge, there are no existing applications, petitions to deny or complaints or proceedings (other than proceedings affecting the wireless industry generally) pending before the FCC or any state public utility commission ("STATE PUC") having jurisdiction over the Seller Business or any Purchased Assets relating to the FCC or State PUC Authorizations or the Seller Business. No Seller Party has received any notice of any claim of material Default with respect to any of the FCC and State PUC Authorizations. None of the FCC Authorizations will be, or could be reasonably expected to be, adversely affected by consummation of any action of Sellers taken in connection with the transactions contemplated hereby or by any other Transaction Document. License Sub is the sole holder of the FCC Authorizations and ACC Tennessee is the sole holder of all non-FCC Authorizations.

                  (c)  The map provided by Sellers and attached hereto as
SCHEDULE 7.07(c) is a true and accurate depiction of the current Cellular Geographic Service Area and boundaries for the Cellular System in all material respects, as such term is defined in Section 22.911 of the FCC's rules, 47 C.F.R. Section 22.911.

         SECTION 7.08. COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 7.08, each Seller Party is in material compliance with and there is no material Default under any statute, law, ordinance, regulation, judgment, decree, injunction, ruling, order or rule of any federal, state, local, foreign or other governmental or quasi-governmental agency or body ("LAWS") applicable to the Seller Business.

         SECTION 7.09. NO CONFLICTS; CONSENTS. Except for compliance with any applicable requirements of the Hart-Scott-Rodino Act, consent by the FCC to the assignment of the FCC Authorizations from License Sub to Purchaser and the consents, authorizations and approvals identified on SCHEDULE 7.09 (collectively, the "REQUIRED CONSENTS") and the registrations, filings and notices identified on SCHEDULE 7.09 ("REQUIRED NOTICES"), neither the execution and delivery of this Agreement nor any of the other Transaction Documents by either Seller nor the performance by any of them of the transactions contemplated hereby or thereby will result in a Default under any term, condition or provision of, or require the consent, authorization or approval of, or any registrations or filings with or notices to, any Person or governmental or regulatory official, body or authority under, (i) any Law to which any Seller or any of the Purchased Assets or the Seller Business is subject, (ii) any Assumed Contract listed on Schedule 7.06(a), or any Authorization to which either Seller is a party or subject and by which any of the Purchased Assets or the Seller Business is bound or affected, or (iii) the limited liability company agreement of either Seller, except with respect to clause (i) above where such Default or failure to gain a consent or file a notice would not be material.

         SECTION 7.10. LITIGATION AND LEGAL PROCEEDINGS. Except as set forth on

SCHEDULE 7.10, there is no outstanding judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority (including the FCC or any state body having jurisdiction over the Seller Business or any Purchased Asset) against any Seller Party affecting the Seller Business or the Purchased Assets or which questions the validity of any action taken or to be taken pursuant to this Agreement or in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement. Except as set forth on SCHEDULE 7.10, there is no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority (including the FCC or any state body having jurisdiction over the Seller Business or any Purchased Asset) pending, or, to Sellers' knowledge, threatened, against any Seller Party the result of which, alone or in the aggregate, could reasonably be expected to adversely affect the Seller Business, the Purchased Assets or the transactions contemplated by this Agreement, and Sellers have no knowledge of any reasonably likely basis therefor.

         SECTION 7.11. SYSTEM EMPLOYEES. SCHEDULE 7.11 sets forth a true and complete list of the names and base salaries of all employees of Dobson Cellular Systems, Inc. ("DCS") primarily involved in the operation of the Seller Business (the "SYSTEM EMPLOYEES"). No Person is employed by either Seller in the operation of the Seller Business. Except as set forth on SCHEDULE 7.11, each Seller Party and their Affiliates: (i) have in all material respects withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to System Employees;
(ii) are not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing; and (iii) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any court, arbitrator or governmental or regulatory official, body or authority (including the FCC or any state body having jurisdiction over the Seller Business or any Purchased Asset), with respect to unemployment compensation benefits, social security or other benefits or obligations for System Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material pending or to Sellers' knowledge threatened claims or actions against any Seller Party under any worker's compensation policy or long-term disability policy involving any System Employee. Except as set forth in SCHEDULE 7.11, there are no actions, suits, claims or grievances pending, or, to the knowledge of Sellers, threatened relating to any labor, safety or discrimination matters involving any System Employee, including, charges of unfair labor practices or discrimination complaints. No Seller Party nor any of their Affiliates have engaged in any unfair labor practices within the meaning of the National Labor Relations Act with respect to any System Employee or the Seller Business. Except as set forth in SCHEDULE 7.11, no Seller Party nor any of their Affiliates are presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or other labor union contract applicable to the Seller Business and no such collective bargaining agreement is being negotiated by any Seller, DCS or any Affiliate thereof. No consent of any union (or similar group or organization) is required in connection with the consummation of the transactions contemplated hereby. There are no pending, or, to Sellers' knowledge, threatened (a) union representation petitions respecting the System Employees, (b) efforts being made to organize any of the System Employees, or
(c) strikes, slow downs, work stoppages, or lockouts or threats affecting the System Employees. No Seller Party has made any representation, warranty or agreement with any of the System Employees or any other employees of any Seller Party concerning employment with Purchaser after the Closing.

         SECTION 7.12. SYSTEM EMPLOYEE BENEFITS. Except as set forth on SCHEDULE
7.12 attached hereto, no Seller Party maintains or sponsors any System Employee Benefit Plans. For purposes of this Agreement, the term "SYSTEM EMPLOYEE BENEFIT PLANS" means any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by any Seller Party or any ERISA Affiliate (which means any Affiliate or any entity which is required to be aggregated with any Seller Party under Section 414 of the Code) for the benefit of any System Employee. Each System Employee Benefit Plan has been established and administered in material compliance with its terms and the applicable provisions of ERISA, the Code and other applicable Laws. None of the System Employee Benefit Plans is subject to Title IV of ERISA (including any multiemployer plan within the meaning of ERISA Section 3(37) or 4001(a)(3)). No System Employee Benefit Plan provides, reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and no Seller Party nor any ERISA Affiliate has represented, promised or contracted (whether in oral or written form) to any System Employee (either individually or to System Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute. Except as set forth on SCHEDULE 7.12, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any System Employee Benefit Plan or employment agreement or under any related trust or loan agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former System Employee.

         SECTION 7.13. TAX MATTERS. Except as set forth on SCHEDULE 7.13 attached hereto, as relates to the Purchased Assets and the Seller Business, Sellers and each Regarded Entity have timely filed all Tax returns and statements which they were required to file, and Sellers and each Regarded Entity have paid all Taxes due prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes which may become due on or before the Closing Date. Except as set forth on SCHEDULE 7.13, Sellers and each Regarded Entity have not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency related to the Purchased Assets or the Seller Business. After due inquiry of each Regarded Entity, to Sellers' knowledge, there are no unresolved claims raised by any Tax authority concerning the Tax liability of Sellers or any Regarded Entity related to the Purchased Assets or the Seller Business. All Taxes related to the Purchased Assets and the Seller Business which Sellers or any Regarded Entity are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid.

         SECTION 7.14.  FINANCIAL STATEMENTS; CHANGES.

                  (a) Purchaser has heretofore been furnished with the following information with respect to the Seller Business:

                       (i) true and complete copies of unaudited statements of income for the year ended December 31, 2000 (the "HISTORICAL FINANCIAL STATEMENT"), such income statement being included in SCHEDULE 7.14(a)(i); and

                       (ii) true and complete copies of the unaudited balance sheet at July 31, 2001 (the "BALANCE SHEET") and the related unaudited statement of income for the seven-month period then ended (such statement, together with the Balance Sheet, the "CURRENT FINANCIAL STATEMENTS"), such balance sheet and income statement being included in SCHEDULE 7.14(a)(ii).

                  (b) Each of the Historical and Current Financial Statements delivered under Section 7.14(a) above was prepared in accordance with GAAP applied on a basis consistent with prior periods and past practices except as otherwise stated therein and with respect to the Current Financial Statements, subject to normal recurring year-end adjustments and except in each case for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements; the balance sheets included in such Current Financial Statements fairly present the financial condition of the Sellers with respect to the Cellular System, as of the close of business on the date thereof and, except for the Excluded Assets, do not include any assets that are not intended to constitute part of the Purchased Assets after giving effect to the transactions contemplated hereby; and each of the statements of income included in such Historical and Current Financial Statements fairly presents the results of operations of Sellers with respect to the Cellular System for the fiscal period then ended.

                  (c) Except as set forth on SCHEDULE 7.14(c) attached hereto, with respect to the Purchased Assets, since July 31, 2001, neither Seller has:

                       (i) sold, assigned, or transferred any of the material, assets, properties or rights included in the Purchased Assets (except for the Excluded Assets and except pursuant to existing Contracts disclosed on any Schedule to this Agreement or inventory in the ordinary course of business consistent with past practice);

                       (ii) entered into any other material transaction relating to the Seller Business other than in the ordinary course of business consistent with past practices;

                       (iii) suffered any material damage, destruction or casualty loss with respect to the Purchased Assets not covered by insurance;

                       (iv) suffered any events which, individually or in the aggregate, have, or could be reasonably expected to, materially adversely affect the Purchased Assets, the Seller Business or the transactions contemplated by this Agreement; or

                       (v) entered into any agreement or understanding to do any of the foregoing.

         SECTION 7.15. INSURANCE. ACC Tennessee has maintained all policies of title, liability, fire, worker's compensation and other forms of insurance (including bonds) that relate to the Purchased Assets and which insure against risks and liabilities to an extent and in a manner customary in the cellular industry. All such insurance policies and binders are in full force and effect. No Seller Party has received any notice of cancellation or non-renewal of any such policy or binder. No insurance carrier has canceled or reduced any insurance coverage for any Seller or has given any notice or other indication of its intention to cancel or reduce any such coverage. ACC Tennessee and DCS have complied in all material respects with each of such insurance policies and binders, and have not failed to give any notice or present any claim thereunder in a due and timely manner.

         SECTION 7.16. BROKERS. Except for Daniels & Associates, L.P., no Seller Party has engaged any agent, broker or other person acting pursuant to the express or implied authority of any Seller Party which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Purchased Assets.

         SECTION 7.17.  ENVIRONMENTAL COMPLIANCE.

                  (a) Except as set forth on SCHEDULE 7.17 hereto, (i) no Seller Party has generated, used, transported, treated, stored, released or disposed of, or knowingly permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as hereinafter defined) at, on or in connection with the ownership or occupancy of the Purchased Assets in violation of any applicable Environmental Laws (as hereinafter defined); (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the ownership by any Seller, occupancy or use of the Purchased Assets or on, in or under any property or facility owned or leased by any Seller Party and included in the Purchased Assets which has created or might reasonably be expected to create any Liability under any applicable Environmental Laws; (iii) any Hazardous Substance handled or dealt with by any Seller Party at, on or in connection with the ownership or occupancy of the Purchased Assets has been and is being handled or dealt with in material compliance with all Environmental Laws; (iv) to Sellers' knowledge, the operation of the Seller Business by each Seller Party is in compliance with all Environmental Laws; and (v) to Sellers' knowledge, there are no claims against any Seller Party by third parties, including governmental agencies, pending or threatened under Environmental Laws arising out of the ownership of or use of the Purchased Assets by any Seller Party or the condition of the Purchased Assets; and (vi) to Sellers' knowledge, there are no penalties that may be assessed against any Seller Party for the voluntary self-disclosures under Environmental Laws that are referenced in SCHEDULE 7.17.

                  (b) For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" shall mean any hazardous or toxic substance, pollutant, contaminant or other material which, as of the date of this Agreement, is defined as hazardous or toxic under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and its implementing regulations; defined as a hazardous waste or regulated substance under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA") and its implementing regulations; or is regulated under any applicable Environmental Laws, including any substance which has been determined by regulation, ruling or otherwise by any governmental agency or court to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products.

                  (c) For purposes of this Agreement, the term "ENVIRONMENTAL LAWS" shall mean common law, CERCLA, RCRA, and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, directives, authorizations, concessions, franchises and similar items of all federal, state, interstate or local governmental authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to (i) the protection of human health or the environment from the effects of Hazardous

Substances, including those pertaining to reporting, licensing, permitting, investigating and remediating discharges, releases or threatened releases of Hazardous Substances into the air, surface water, sediments, groundwater or land; (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iii) the ownership, occupancy or operation of the Purchased Assets.

         SECTION 7.18. ACCOUNTS RECEIVABLE. All accounts receivable of each Seller relating to the Seller Business as set forth on the Balance Sheet and all subsequent balance sheets and schedules required to be delivered pursuant to this Agreement, including the Closing Certificate, are or will be valid and genuine, have arisen or will arise solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Seller Business consistent with past practices, and the allowance for collection losses on such balance sheets have been or will be determined in accordance with GAAP and based upon Sellers' historical experience in collecting accounts receivable. As of the date of this Agreement, to Sellers' knowledge, there are no facts or circumstances that will or could reasonably be expected to result in the allowances for collection losses on the Balance Sheet being inadequate to cover expected collection losses.

                                  ARTICLE VIII
                           PURCHASER'S REPRESENTATIONS

         Purchaser hereby represents, warrants, covenants and agrees, as of the date hereof and also at and as of the Closing Date, which representations, warranties, covenants and agreements, together with all other representations, warranties, covenants and agreements of Purchaser in this Agreement, shall survive the Closing as provided in Section 13.06, that:

         SECTION 8.01. ORGANIZATION; QUALIFICATION. Purchaser is a general partnership duly formed and validly existing under the laws of the state of its organization. Purchaser has all necessary power and authority to (a) own and operate its properties, (b) carry on its business as it is now being conducted, and (c) carry out the transactions contemplated by this Agreement and to own and operate the Purchased Assets and the Seller Business.

         SECTION 8.02. CONSENTS; AUTHORIZATION; EXECUTION AND DELIVERY OF AGREEMENT. Except for compliance with any applicable requirements of the Hart-Scott-Rodino Act and consent by the FCC to the assignment of the FCC Authorizations from License Sub to Purchaser all necessary consents and approvals have been obtained by Purchaser for the execution and delivery of this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary partnership action. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally.

         SECTION 8.03. LITIGATION AND LEGAL PROCEEDINGS. There is no outstanding judgment, order, writ, injunction, decree or award of any court, arbitrator, or governmental or regulatory official, body or authority (including the FCC or any state body having jurisdiction over the Purchaser) against Purchaser, and there is no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority (including the FCC or any state body having jurisdiction over the Purchaser) pending, or, to Purchaser's knowledge, threatened, against Purchaser or its assets which individually or in the aggregate, if adversely determined, could reasonably be expected to result in a Purchaser Material Adverse Effect or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser.

         SECTION 8.04. BROKERS. Purchaser has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Purchaser which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Purchased Assets.

         SECTION 8.05. COMPLIANCE WITH LAWS. Purchaser is in material compliance with, and is not in material Default under, any Law applicable to its assets or its business that could reasonably be expected to adversely affect its ability to hold title to the Purchased Assets at Closing or to fulfill its obligations under this Agreement and the Transaction Documents from and after Closing.

         SECTION 8.06. FCC MATTERS. Purchaser is fully qualified under the Communications Act of 1934, as amended (the "COMMUNICATIONS ACT"), to be an FCC licensee, and to be approved as the assignee of the FCC Authorizations. Purchaser knows of no reason why the FCC will not grant its consent to the assignment of the FCC Authorizations from License Sub to Purchaser.

         SECTION 8.07. FINANCIAL ABILITY TO CLOSE. Purchaser specifically represents and warrants to Sellers that Purchaser at Closing will have the financial ability to perform its obligations under this Agreement. Furthermore, Purchaser specifically agrees with Sellers that the obligation of Purchaser to consummate the transactions contemplated hereby is not subject to any financing contingency.

         SECTION 8.08. ENVIRONMENTAL SITE ASSESSMENTS. Purchaser has delivered to Sellers true and complete copies of all transaction screens (to the extent any transaction screens were performed) and Phase I environmental site assessment reports (as such terms are commonly understood in the industry) that were ordered by Purchaser with respect to the Purchased Assets. Sellers acknowledge that they are not entitled to rely on such reports (since the consultants did not prepare them for the benefit of Sellers).

                                   ARTICLE IX
                       SELLERS' AND PURCHASER'S COVENANTS

         SECTION 9.01. FINANCIAL STATEMENTS AND CELLULAR SYSTEM INFORMATION. ACC Tennessee covenants and agrees that from the date of execution of this Agreement until the Closing, it shall provide Purchaser, as soon as they become available and in any event within 45 days of the end of each calendar month, the unaudited balance sheet, statement of income (including detailed revenue classifications), as well as key operating statistics, including gross subscriber additions,

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disconnects and end-of-period number of subscribers for such month, as they relate to the Seller Business ("INTERIM FINANCIAL STATEMENTS").

         SECTION 9.02.  GOVERNMENTAL APPROVALS.

                  (a) Purchaser and each Seller covenants and agrees that they will fully cooperate with each other, and do all things reasonably necessary to assist each other to obtain all consents and approvals and to file all notices necessary for assignment to Purchaser of the Authorizations and applications therefor that are Purchased Assets as soon as practicable after the date hereof. Purchaser covenants and agrees that it will fully cooperate with each Seller, and do all things reasonably necessary to assist Sellers to obtain all consents and approvals and to file all notices necessary for assignment to Purchaser of the Authorizations and applications therefor that are Purchased Assets, including the furnishing of financial and other information specifically with respect to Purchaser reasonably required by the Person whose consent or approval is being sought. Each Seller covenants and agrees that it will fully cooperate with Purchaser, and do all things reasonably necessary to assist Purchaser to file all notices necessary for Purchaser's assumption of the Authorizations that are Purchased Assets. Each party (the "NOTIFYING PARTY") shall use all commercially reasonable efforts to provide adequate prior written notice to the other of any meeting with governmental authorities the purpose of which is to seek a consent or approval to the transactions contemplated hereby or resulting from any notice being filed, and upon the Notifying Party's request the other shall use all commercially reasonable efforts to furnish a representative to attend meetings with appropriate government authorities for the purpose of obtaining such consents or approvals and responding to issues resulting from the filing of a notice. Purchaser and each Seller hereby agree to file the necessary applications and other filings with the FCC seeking consent to the assignment of the FCC Authorizations that are Purchased Assets to Purchaser and to diligently pursue the processing of any such applications and filings and to file for all other necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement within fifteen business days of the date of execution of this Agreement to the extent any such filings have not been made prior to the date of execution of this Agreement. Neither party shall take any action or fail to take any action where such act or omission is likely to cause the FCC not to grant its consent to the assignment of the FCC Authorizations. Purchaser shall bear the expense of all filing fees in connection with any filings pursuant to this Section 9.02(a).

                  (b) Each Seller and Purchaser shall each cooperate and use their commercially reasonable efforts to prepare and file with the Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") and other regulatory authorities as promptly as possible, but in any event within fifteen business days of the date of execution of this Agreement all requisite applications and amendments thereto together with related information, data and exhibits necessary to satisfy the requirements of the Hart-Scott-Rodino Act (if applicable to the transactions contemplated by this Agreement). Purchaser shall bear all the expense of all filing fees in connection with any filings pursuant to this Section 9.02(b).

         SECTION 9.03.  THIRD PARTY CONSENTS; CLOSING CONDITIONS.

                  (a) Each Seller will use commercially reasonable efforts to obtain all Required Consents and give all Required Notices as promptly as practicable. Purchaser and each Seller covenant and agree that each of them will reasonably cooperate with each other, and Purchaser will do all things reasonably necessary to assist Sellers, to obtain all Required Consents and give all Required Notices, including the furnishing of financial and other information specifically with respect to Purchaser, its Affiliates, or Sellers, as the case may be, reasonably required by the Person whose consent or approval is being sought. Notwithstanding the foregoing, to the extent that any Assumed Contract to be sold, assigned, transferred or conveyed to Purchaser, or any claim, right or benefit arising thereunder or resulting therefrom (individually, an "INTEREST" and collectively, the "INTERESTS"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof, the other party thereto, or any third Person (including a government or governmental unit), and such approval, consent or waiver has not been obtained, or if such sale, assignment, transfer or conveyance, or attempted assignment, transfer or conveyance, of such Assumed Contract would constitute a breach thereof, and such approval, consent or waiver has not been obtained, this Agreement shall not constitute an agreement to sell, assign, transfer or convey such Assumed Contract; provided each Seller shall comply with Section 18.01(b). Purchaser and each Seller shall use all commercially reasonable efforts to consummate the transactions contemplated hereby.

                  (b) Purchaser and each Seller hereby covenant and agree to use all commercially reasonable efforts to satisfy, or assist the other party in satisfying, the closing conditions applicable to the Purchaser in Article X hereof and the Sellers in Article XI hereof prior to the Closing Date.

         SECTION 9.04. CONDUCT OF BUSINESS. (a) From and after the date hereof until the Closing Date, neither Seller shall, and shall cause DCS not to, engage in any practice, take any action or enter into any transaction outside the ordinary course of business without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed, and shall continue to operate the Seller Business in the ordinary course consistent with past practices. In furtherance and not in limitation of the foregoing, from and after the date hereof, Sellers shall and shall cause DCS to:

                       (i) operate the Seller Business in accordance with the Authorizations, and comply in all material respects with all Laws applicable to it, including the regulations of the FCC and any state body having jurisdiction over the Seller Business or any Purchased Asset;

                       (ii) except as disclosed on SCHEDULE 9.04(a)(ii), and except for inventory sold, or retirements of assets, in each case in the ordinary course of business, refrain from making any sale, lease, transfer or other disposition of any of the Purchased Assets other than in connection with replacements with assets of like use and value, or with the prior written approval of Purchaser, which approval will not be unreasonably withheld or delayed;

                       (iii) refrain from amending in any material respect, or terminating any of the Assumed Contracts, without Purchaser's prior written approval, which approval will not be unreasonably withheld or delayed;

                       (iv) maintain insurance on the Purchased Assets comparable to that maintained prior to the date hereof;

                       (v) maintain their books and records in accordance with prior practice;

                       (vi) take all actions necessary to maintain all of their rights and interest in, and the validity of, the FCC Authorizations and not permit any of the FCC Authorizations that are Purchased Assets to expire or to be surrendered or voluntarily modified in a manner materially adverse to the operation of the Cellular System, or take any action which would reasonably be expected to cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or limitation of rights under any of the FCC Authorizations that are Purchased Assets; or fail to prosecute with commercially reasonable due diligence any pending applications to any governmental authority; and provide to Purchaser copies of all applications, correspondence, pleadings and other documents furnished to or received from the FCC relating to the Cellular System.

                       (vii) notify Purchaser in writing promptly after learning of the institution of any material action against either Seller relating to the Cellular System in any court, or any action against either Seller relating to the Cellular System before the FCC or any other governmental agency, and notify Purchaser in writing promptly upon receipt of any administrative or court order relating to the Purchased Assets or the Cellular System;

                       (viii) maintain the Seller Business's equipment, systems and other fixed assets as necessary to maintain the Seller Business's reliability standards, footprint coverage and network capacity in accordance with prior practice of each Seller;

                       (ix) continue in accordance with past practice all marketing and promotions relating to the maintenance and growth of subscribers of the Seller Business;

                       (x) maintain the relations with the suppliers, customers and distributors of the Seller Business and any others having business relations with the Seller Business; and

                       (xi) not cause or permit to occur any of the events or occurrences described in Section 7.14(c) hereof.

                  (b) The Purchaser hereby acknowledges and agrees that from and after the date hereof, either Seller may take any actions determined by Sellers to be appropriate with respect to the Excluded Assets, including selling the Excluded Assets.

                  (c) Each Seller shall use all commercially reasonable efforts to keep available the services of the System Employees and of all agents of the Seller Business.

         SECTION 9.05. ACCESS. Upon reasonable prior notice from Purchaser and provided that significant disruption does not result, each Seller shall, and shall cause DCS to, (a) give Purchaser and its authorized representatives reasonable access during all reasonable times to such

Seller's books and records, facilities and assets comprising or relating to such Seller or the Seller Business, (b) provide such financial and operating data and other information with respect to each Seller or the Seller Business as Purchaser may reasonably request, and (c) make their officers, agents and Affiliates available to Purchaser.

         SECTION 9.06. SYSTEM EMPLOYEES. Upon reasonable notice, each Seller shall, and shall cause DCS to, provide Purchaser with reasonable access to the System Employees during normal business hours. Such access shall be in accordance with applicable law and for the purpose of performing drug tests, administering employment applications, interviewing employees, and informing employees about Purchaser benefit plans. Requests for the necessary information to perform background checks can be included in the employment applications. All System Employee contact by Purchaser will be done on Sellers' premises and Purchaser's representative(s) will be accompanied by DCS's Human Resource representative(s). Purchaser shall have access to System Employees two weeks before the Closing for the purpose of transition training, provided that such training does not unreasonably interfere with Sellers' operation of the Seller Business. At least 45 days prior to the Closing Date, Purchaser shall provide written notice to Sellers identifying any System Employees to whom Purchaser does not intend to extend offers of employment. Any medical plans offered by Purchaser to System Employees hired by Purchaser shall contain no restrictions or limitations with respect to pre-existing conditions, except to the extent any such restrictions or limitations actually applied to the System Employees prior to the Closing Date. Sellers shall, at their option, effective immediately prior to Closing, cause DCS to terminate or retain the employment of any System Employees not to be hired by Purchaser and, as soon as practicable after Closing, shall provide to those terminated System Employees who have not been employed by Purchaser severance benefits, if any, in accordance with the current severance arrangements covering the System Employees. Sellers shall also cause DCS to pay off all accrued vacation and sick time for all terminated System Employees and all System Employees hired by Purchaser. As of the Closing Date, all System Employees hired by Purchaser shall cease to participate as active employees in or accrue benefits under System Employee Benefit Plans or any other employee benefit plans that are sponsored by any Seller or DCS. From and after the Closing Date, Purchaser shall cause each employee benefit plan, program, agreement and arrangement maintained by Purchaser (including any 401(k) plans) in which any System Employee hired by Purchaser participates to treat all service accrued or deemed accrued prior to the Closing Date with any Seller or DCS and their Affiliates and their respective predecessors, successors and assigns as service rendered to Purchaser and its Affiliates for all purposes under each such plan, program, agreement and arrangement of Purchaser, other than for benefit accrual purposes under any defined benefit plan maintained or sponsored by Purchaser. Purchaser shall take all appropriate action to permit System Employees hired by Purchaser who were participants in any Seller's or DCS's 401(k) plan and who received distributions of their account balances from any Seller's or DCS's 401(k) plan in connection with the consummation of the transactions contemplated hereby to make a direct rollover pursuant to Section 401(a)(31) of the Code to Purchaser's 401(k) plan. Nothing contained in this Agreement shall confer upon any System Employee any right with respect to continued employment by any Seller, DCS or Purchaser following the Closing Date.

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

         SECTION 9.07.  NON-SOLICITATION; NO SHOP.

                  (a) From the date of this Agreement until one year from the Closing Date, Purchaser agrees that it will not, except as expressly provided in the next sentence, directly or indirectly through any Affiliate or representative or otherwise, recruit or solicit any management employee of any Seller, DCS or any of their Affiliates, to become an employee, independent contractor or consultant of Purchaser or of any of its Affiliates. However, Purchaser and its Affiliates shall not be prohibited from recruiting, soliciting, offering to employ or employing any such management employee who (i) contacts Purchaser or its subsidiaries on his or her own initiative without solicitation directly or indirectly by Purchaser or its Affiliates or on Purchaser's or its Affiliates behalf, or (ii) is solicited directly by Purchaser or its Affiliates, provided that there was no direct or indirect communication regarding any Seller or DCS or the solicited management employee between the person making such solicitation and any of Purchaser's representatives who were given access to Information (as defined in the NDA) of any Seller or DCS in connection with the negotiation of this Agreement, or (iii) is identified as a result of a search by Purchaser or its Affiliates for employees through the use of one or more general advertisements in the media (including trade media) or through the engagement of one or more firms to conduct searches that are not targeted or focused on any Seller, DCS and their subsidiaries.

                  (b) Prior to the Closing, neither any Seller Party nor any Affiliate thereof shall, directly or indirectly, sell, agree to sell, solicit inquiries or proposals or furnish any information with respect to, or initiate or participate in any negotiations or discussions whatsoever concerning any acquisition or purchase of, any or all of the Purchased Assets outside of the ordinary course of the Seller Business. Each Seller shall instruct its officers, trustees, beneficiaries, agents and Affiliates to refrain from doing any of the above.

         SECTION 9.08. RESTRICTIONS ON CERTAIN ACTIONS. From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement, Purchaser and its Affiliates will not, in any manner, directly or indirectly, solicit, initiate, encourage or participate in applications, bids, purchases or negotiations with respect to the acquisition of any interest in an FCC license, permit, approval or authorization that, if consummated, would have the effect under the Communications Act of preventing or delaying Purchaser from consummating the acquisition of the Purchased Assets as contemplated by this Agreement.

         SECTION 9.09. SUPPLEMENTAL DISCLOSURE. Sellers shall have the right from time to time prior to the Closing Date to supplement in writing the Schedules hereto with respect to any event, matter, condition or circumstance first arising after the date of this Agreement that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto and that does not arise out of a breach by either Seller of a covenant in Article IX (other than a breach of a covenant in Article IX that was outside of such breaching Seller's control) (collectively, the "UPDATES"). In conjunction with the Updates, Sellers shall also specify the amount of Losses (as such term is defined in Section 13.01) reasonably expected by Sellers to result from the Updates (the "EXPECTED LOSS AMOUNT"). In the event that the aggregate Expected Loss Amount resulting from such Updates is less than $4,040,000, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to
Section 15.02(c) as a result of such Updates and it shall be required to consummate the transactions contemplated herein (subject to the satisfaction of the conditions set forth in Article X), provided, however, that Purchaser shall be entitled to seek indemnification for any Losses, including any Losses suffered by Purchaser as a result of the Updates, pursuant to Article XIII. If, however, the aggregate Expected Loss Amount equals or exceeds $4,040,000.00, Purchaser shall be entitled to either (i) consummate the transactions contemplated herein but upon doing so Purchaser shall have automatically and irrevocably been deemed to have released Sellers and their Affiliates for all Losses suffered by Purchaser as a result of such Updates in excess of $4,040,000.00, provided, however, that Purchaser shall be entitled to seek indemnification pursuant to Article XIII for all Losses suffered by Purchaser as a result of such Updates up to $4,040,000.00 and for all other Losses not related to the Updates, or (ii) terminate this Agreement pursuant to Section 15.02(c).

         SECTION 9.10. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Purchaser acknowledges and agrees that neither Seller makes, nor has made, any representation or warranty relating to any Seller Party, the Seller Business or the Purchased Assets other than the representations and warranties of each Seller expressly set forth in this Agreement. In addition, Purchaser acknowledges and agrees that neither Seller has made any implied warranties of merchantability or fitness for a specific purpose with regard to either the Purchased Assets or the Seller Business. Without limiting the generality of the disclaimer set forth in the two preceding sentences, neither Seller makes, and no Seller, their officers, employees, representatives and agents has made, and shall not be deemed to have made any representations or warranties in the Confidential Information Memorandum dated as of June, 2001 relating to the sale of the Purchased Assets, and any supplements or addenda thereto (collectively, the "OFFERING MEMORANDUM"), any presentation relating to either Seller, the Seller Business or the Purchased Assets given in connection with the transactions contemplated by this Agreement, in any filing made by or on behalf of any Seller with any governmental agency or in any other information provided to or made available to Purchaser, and no statement contained in the Offering Memorandum, made in any such presentation, made in any such filing or contained in any such other information shall be deemed to be a representation or warranty of any Seller hereunder or otherwise. No Person has been authorized by a Seller to make any representation or warranty in respect of a Seller, Sellers, the Seller Business or the Purchased Assets in connection with the transactions contemplated by this Agreement that is inconsistent with or in addition to the representations and warranties of each Seller expressly set forth in this Agreement.

         SECTION 9.11. TRANSITIONAL ARRANGEMENTS. Sellers shall cooperate, and shall cause DCS to cooperate, with Purchaser in establishing network conversion and switching conversion arrangements and implementing other transitional arrangements as reasonably requested by Purchaser provided that such cooperation shall not unreasonably disrupt Sellers' operation of the Seller Business and no Seller Party shall be required to incur any out-of-pocket costs in connection therewith.

         SECTION 9.12. FINAL TAX CLEARANCE CERTIFICATES. Sellers and, if applicable, each Regarded Entity, shall deliver to Purchaser no later than 60 days after the Closing Date a tax clearance certificate from the State of Tennessee, for all periods through the Closing Date, indicating that all tax returns required to have been filed by Sellers and, if applicable, each Regarded Entity, through and including such date have been filed and that all Taxes required to be paid by Sellers and, if applicable, each Regarded Entity, as shown on such returns, have been paid.

         SECTION 9.13. Intentionally omitted.

         SECTION 9.14. CELLULAR ONE CONTRACT. Sellers shall use, and shall cause DCS to use, commercially reasonable efforts to have the term of the Cellular One license agreement for the Cellular System (the "CELLULAR ONE AGREEMENT") extended through the term of the Transition Services Agreement of even date herewith by and between DCS and Purchaser (the "TRANSITION SERVICES AGREEMENT"). Sellers will in good faith request the approval of Cellular One to the sublicense to Purchaser of the Cellular One Agreement or otherwise arrange, in form and substance acceptable to Sellers, Purchaser and Cellular One, for Purchaser to receive all of Sellers' rights under the Cellular One Agreement, for the period beginning on the Closing Date and continuing thereafter until such time as neither Seller is providing "Services" in connection with the Cellular System under the Transition Services Agreement or such earlier time at which Purchaser may elect to terminate such sublicense or other arrangement. Purchaser and Sellers covenant and agree that each of them will, and that Sellers shall cause DCS to, reasonably cooperate with each other, and Purchaser will do all things reasonably necessary to assist Sellers, in connection with Sellers' undertakings in this Section 9.14. The terms of the sublicense or such other arrangement, including license fees and other fees, shall be substantially the same as the terms of the license and Purchaser shall be obligated to pay any transfer fees and the fees, including license fees, promotion costs and other costs under the Cellular One Agreement for the period in which Purchaser holds the sublicense or other arrangement.

         SECTION 9.15. PERSONAL COMPUTERS. Within ten business days after the Closing Date, Sellers shall have the right to uninstall and/or remove from the personal computers that are Purchased Assets any proprietary software owned by either Seller and other files not constituting Purchased Assets; provided that such uninstallation or removal shall take place at mutually convenient times for Purchaser and Sellers within such ten-business day period and in the presence of both Sellers' and Purchaser's IT personnel. Purchaser will assume any Seller's obligations for any Microsoft Operating System software and the Microsoft Office suite of products in the personal computers (which shall not be uninstalled or removed).

         SECTION 9.16. CONTRACTS HELD BY AFFILIATES. All of the Contracts set forth in SCHEDULE 7.03(a) that relate primarily to the Seller Business and that are held by AT&T, DCS or an Affiliate of any Seller Party shall be assigned to a Seller prior to the Closing, and Sellers shall obtain all consents and give all notices necessary to do so and shall furnish copies of such consents and notices to Purchaser.

         SECTION 9.17. CALL AGREEMENT. Purchaser and Sellers shall amend prior to the Closing that certain Agreement for Wireless Visiting Service dated May 25, 2001 ("CALL AGREEMENT") between Purchaser and Dobson Cellular Systems, Inc. to delete from Exhibit A to the Call

Agreement all references to the Cellular System, which amendment shall be effective as of the Closing Date.

                                    ARTICLE X
             CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

         The obligation of Purchaser under this Agreement with respect to the purchase and sale of the Purchased Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Purchaser (provided that if any condition shall not have been satisfied due to the actions or inaction of Purchaser or any of its Affiliates that constitutes a breach of this Agreement, such condition shall be deemed to have been satisfied or waived by Purchaser):

         SECTION 10.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. Each of the representations and warranties made by any Seller in (i) the first sentence of Section 7.02, (ii) the last sentence of Section 7.06(a), (iii) Sections 7.07(a) and (b) (but only as they relate to FCC Authorizations) and (iv) Sections 7.14(a) and (b) shall be true and correct in all material respects on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date), provided, however, that for purposes of determining the accuracy of such representations and warranties, such representations and warranties that are qualified by Seller Material Adverse Effect or other materiality qualifications shall be true and correct in all respects at and as of the date hereof. Each of the representations and warranties made by any Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date (unless any representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date), provided, however, that for purposes of determining the accuracy of such representations and warranties, all representations and warranties made by any Seller in this Agreement that are qualified by Seller Material Adverse Effect or other materiality qualifications shall be true and correct in all respects at and as of the Closing Date. Sellers shall have complied with and performed all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by any of them on or prior to the Closing. Purchaser shall have been furnished with a certificate of an officer of each Seller, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions. As used in this Agreement, the term "SELLER MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, Liabilities, properties, condition (financial or otherwise), or results of operations of the Seller Business or the Purchased Assets taken as a whole; PROVIDED, HOWEVER, that neither (a) the effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide or national conditions (political, economic, or regulatory) that adversely affect generally the market where the Cellular System is operated or affect generally industries engaged in the telecommunications business (including proposed legislation or regulation by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), nor (b) any effects of competition resulting from the offering of personal communication services or other wireless telecommunications services, will constitute a Seller Material Adverse Effect.

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         SECTION 10.02. AUTHORIZING RESOLUTIONS. Sellers shall deliver to
Purchaser copies of the resolutions or consents of the managing members of each Seller authorizing the execution, delivery and performance of this Agreement by such Seller and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an officer of each Seller.

         SECTION 10.03. INCUMBENCY CERTIFICATE. Purchaser shall have received a certificate or certificates of an officer of each Seller, certifying as to the genuineness of the signatures of officers of each Seller authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers.

         SECTION 10.04. THIRD PARTY CONSENTS; FCC; HART-SCOTT-RODINO ACT. Sellers shall have received all Required Consents with respect to all mobile telephone switching office leases and shall have delivered to Purchaser copies thereof. Sellers shall have received all Required Consents with respect to retail store leases and shall have delivered to Purchaser copies thereof; provided that if only one Required Consent with respect to a retail store lease has not been obtained and no mobile telephone switching office is located in the store with respect to which a Required Consent has not been obtained, then the requirements of this sentence shall be satisfied even though such Required Consent was not obtained. Sellers shall have received all Required Consents with respect to cell site leases and shall have delivered to Purchaser copies thereof; provided that if only one Required Consent with respect to a cell site has not been obtained and no mobile telephone switching office or microwave hop is located on the cell site with respect to which a Required Consent has not been obtained, then the requirements of this sentence shall be satisfied even though such Required Consents were not obtained. Each Seller shall have given all Required Notices and shall have delivered to Purchaser copies thereof. The sublicense of the Cellular One Agreement or such other arrangements described in
Section 9.14 shall be in effect and Cellular One shall have consented to such sublicense or other arrangement described in Section 9.14. The term of the Cellular One Agreement shall have been extended as described in Section 9.14. The FCC action granting the FCC's consent to the assignment of the Cellular Authorizations to Purchaser shall have become a Final Order, free of any conditions adverse to the Seller Business, except for such conditions that are generally applicable to cellular licenses. In addition, all applicable waiting periods under the Hart-Scott-Rodino Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the FTC or the DOJ. For the purposes of this Agreement, the term "Final Order" shall mean action by the FCC or its staff acting under delegated authority as to which (a) no request for stay by the FCC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (b) no timely petition for review, rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed; (c) the FCC does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC's action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

         SECTION 10.05. BILL OF SALE; ASSUMPTION AGREEMENT. Sellers shall have delivered to Purchaser an executed Bill of Sale and Assumption Agreement pursuant to Sections 4.01 and 4.02 hereof.

         SECTION 10.06. REGULATORY AND CORPORATE OPINIONS OF COUNSEL FOR SELLERS. Sellers shall have caused their counsel to deliver to Purchaser written legal opinions substantially in the form set forth on EXHIBIT D hereto, which opinions shall be dated the Closing Date.

         SECTION 10.07. NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court, arbitrator or governmental or regulatory official, body or authority having jurisdiction over the Seller Business or the Purchased Assets in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or any other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, or which could reasonably be expected to have a Seller Material Adverse Effect.

         SECTION 10.08. RELEASE OF LIENS. Before or at the Closing, Sellers shall have furnished to Purchaser documentation reasonably satisfactory to Purchaser releasing all Liens set forth on SCHEDULE 7.03(a).

         SECTION 10.09. SIMULTANEOUS CLOSING OF OTHER TRANSACTIONS. Simultaneously with the closing of the transactions contemplated by this Agreement, DCS and Purchaser shall consummate (i) the transactions contemplated by that certain Asset Purchase Agreement dated October 29, 2001 (the "CA-7, GA-1 AND OH-2 PURCHASE AGREEMENT") between DCS and Purchaser and (ii) the sale to Purchaser of DCS's partnership interest in Gila River Cellular General Partnership (the "AZ-5 TRANSACTION"); PROVIDED, HOWEVER, that if Gila River Telecommunications, Inc. (f/k/a Gila River Telecommunications Subsidiary, Inc.) exercises its right of first refusal in connection with the sale of DCS's partnership interest in Gila River Cellular General Partnership, then only the transactions contemplated by the CA-7, GA-1 and OH-2 Purchase Agreement shall be required to close simultaneously with the closing of the transactions contemplated by this Agreement.

         SECTION 10.10. TRANSITION SERVICES AGREEMENT. The Transition Services Agreement shall not have been terminated by DCS and, if any force majeure event has occurred thereunder, such event shall have ceased and DCS shall have resumed its performance thereunder.

                                   ARTICLE XI
              CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

         The obligations of Sellers under this Agreement with respect to the purchase and sale of the Purchased Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Sellers (provided that if any condition shall not have been satisfied due to the actions or inaction of Sellers or their Affiliates that constitutes a breach of this Agreement, such condition shall be deemed to have been satisfied or waived by Sellers):

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         SECTION 11.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE
OF THIS AGREEMENT. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing Date provided, however, that, for purposes of determining the accuracy of such representations and warranties, all representations and warranties made by Purchaser in this Agreement that are qualified by Purchaser Material Adverse Effect or other materiality qualifications shall be true and correct in all respects at and as of the Closing Date. Purchaser shall have complied with and performed all of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Sellers shall have been furnished with a certificate of an officer of Purchaser, dated as of the Closing, certifying to the fulfillment of the foregoing conditions. As used in this Agreement, the term "PURCHASER MATERIAL ADVERSE EFFECT" means a material adverse effect on the ability of the Purchaser to complete the transactions contemplated by this Agreement or to pay the Purchase Price at the Closing.

         SECTION 11.02. AUTHORIZING RESOLUTIONS. Purchaser shall have delivered to Sellers copies of the authorizing resolutions of its Board of Representatives authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an authorized officer of Purchaser.

         SECTION 11.03. NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court, arbitrator or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or any other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, or which could reasonably be expected to have a Purchaser Material Adverse Effect, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

         SECTION 11.04. INCUMBENCY CERTIFICATE. Purchaser shall have delivered to Sellers a certificate of its secretary, certifying as to the genuineness of the signatures of its representatives authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such representatives.

         SECTION 11.05. FCC; HART-SCOTT-RODINO ACT. The FCC action granting the FCC's consent to the assignment of the Cellular Authorizations to Purchaser shall have become a Final Order. In addition, all applicable waiting periods under the Hart-Scott-Rodino Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the FTC or DOJ.

         SECTION 11.06. SIMULTANEOUS CLOSING OF OTHER TRANSACTIONS. Simultaneously with the closing of the transactions contemplated by this Agreement, DCS and Purchaser shall consummate (i) the transactions contemplated by the CA-7, GA-1 and OH-2 Purchase

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Agreement and (ii) the AZ-5 Transaction; PROVIDED, HOWEVER, that if Gila River
Telecommunications, Inc. (f/k/a Gila River Telecommunications Subsidiary, Inc.) exercises its right of first refusal in connection with the sale of DCS's partnership interest in Gila River Cellular General Partnership, then only the transactions contemplated by the CA-7, GA-1 and OH-2 Purchase Agreement shall be required to close simultaneously with the closing of the transactions contemplated by this Agreement.

         SECTION 11.07. PURCHASE PRICE. Purchaser shall have paid to ACC Tennessee the Seller's Closing Payment pursuant to Section 5.03 hereof and shall have delivered to Sellers an executed Assumption Agreement pursuant to Section
4.02 hereof.

         SECTION 11.08. OPINIONS OF COUNSEL OF PURCHASER. Purchaser shall have caused its counsel to deliver to Sellers written legal opinions substantially in the form set forth on EXHIBIT E hereto, which opinions shall be dated the Closing Date.

                                   ARTICLE XII
                                 CASUALTY LOSSES

         In the event that there shall have been suffered between the date hereof and the Closing any casualty loss relating to the Purchased Assets, Sellers will promptly notify Purchaser of such event. Sellers shall, at their option, (a) repair, rebuild or replace the portion of the Purchased Assets damaged, destroyed or lost prior to the Closing Date, or (b) assign to Purchaser at Closing all claims to insurance proceeds or other rights of Sellers against third parties arising from such casualty loss (the "CLAIMS"), provided, however, that the foregoing shall not be deemed to affect Purchaser's right not to proceed with the Closing because the casualty event has resulted in one or more of the conditions set forth in Article X not being satisfied, notwithstanding the aforesaid options of Sellers. To the extent any Claim is not assignable, such claim may be pursued by Purchaser, for its own account and benefit, in the name of Sellers.

                                  ARTICLE XIII
                                 INDEMNIFICATION

         SECTION 13.01. INDEMNIFICATION BY SELLERS. Notwithstanding the Closing, subject to the terms of this Article XIII, each Seller jointly and severally agrees to indemnify and to hold Purchaser and its partners, officers, managers, and employees (the "INDEMNIFIED PURCHASER PARTIES") harmless from and against and in respect of any Liability (including consequential damages), action, suit, demand, judgment, cost of investigation and reasonable attorney fees (but excluding the Assumed Liabilities and any exemplary or punitive damages, other than exemplary or punitive damages payable to third parties) (collectively, "LOSSES"), sustained, incurred or paid by any Indemnified Purchaser Party in connection with, resulting from or arising out of, directly or indirectly: (a) any breach of a representation or warranty on the part of any Seller under this Agreement, (b) any breach or nonfulfillment of any covenant on the part of any Seller under this Agreement, (c) any Excluded Liability, (d) any Excluded Asset,
(e) the ownership, operation or control by any Seller Party of the Purchased Assets or the Seller Business for the period prior to the Closing, or (f) any and all Taxes (i) that are obligations of any Seller or any of their Affiliates or (ii) which are Pre-closing Taxes (as defined below) that arise out of the Seller Business or

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Purchased Assets (including any such Taxes which become legal liabilities of
Purchaser as a transferee of the Seller Business or the Purchased Assets). For purposes of this Agreement, the term "Pre-closing Taxes" shall mean (i) any Tax that is due on or before the Closing Date, (ii) any Tax which is payable for a Tax period that ends on or before the Closing Date and which is not due until after the Closing Date, and (iii) with respect to a Tax which is payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that is related to the portion of such Tax period ending on and including the Closing Date, which portion of such Tax shall (A) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period (which period, with respect to personal property, ad valorem and real property Taxes, shall be the calendar year in which the assessment date for such Tax falls) multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Taxes based upon or related to income and any gross receipts, sales or use Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and including the Closing Date.

         SECTION 13.02. INDEMNIFICATION BY PURCHASER. Notwithstanding the Closing, subject to the terms of this Article XIII, Purchaser agrees to indemnify and to hold each Seller, and their membership interest holders, managers, officers, employees, representatives and agents (the "INDEMNIFIED SELLER PARTIES") harmless from and against and in respect of any Losses suffered, sustained, incurred or paid by any Indemnified Seller Party in connection with, resulting from or arising out of, directly or indirectly: (a) any breach of a representation or warranty on the part of Purchaser under this Agreement, (b) any breach or nonfulfillment of any covenant on the part of Purchaser under this Agreement, (c) Purchaser's ownership, operation or control of the Purchased Assets or the Seller Business after the Closing, or (d) the Assumed Liabilities.

         SECTION 13.03.  NOTICE OF CLAIMS; DEFENSE OF THIRD PARTY.

                  (a) A party claiming indemnification under this Article XIII (the "ASSERTING PARTY") must promptly notify (in writing and in reasonable detail) the party from which indemnification is sought (the "DEFENDING PARTY") of the nature and basis of such claim for indemnification not later than the end of the applicable survival period set forth in Section 13.06. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any Liability to a third party (a "THIRD PARTY CLAIM"), the Defending Party may elect to assume such Liability and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party. Assumption of such Liability, as against the Asserting Party, shall not be deemed an admission of liability as against any such third party. If the Defending Party assumes liability for the Third Party Claim as against the Asserting Party and assumes the defense and control of the Third Party Claim pursuant to this Section 13.03, the Asserting Party may participate in the defense of such Third Party Claim through counsel of its choosing, but the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim, provided, however, that no Defending Party shall, without the prior written consent of the Asserting Party, consent to the entry of any judgment against the Defending Party or enter into any settlement or

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compromise which (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Asserting Party of a release, in form and substance reasonably satisfactory to the Asserting Party from all liability in respect of such claim or litigation, provided that this requirement shall be deemed waived to the extent that the Asserting Party does not undertake to provide and promptly execute and, concurrently with the delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim, or (ii) includes terms and conditions that adversely affect the Asserting Party; provided further, however, that in the case of clause (ii), the Asserting Party may not unreasonably withhold such consent.

                  (b) If the Defending Party does not assume liability for, and the defense of, the Third Party Claim pursuant to this Section 13.03, the Asserting Party shall have the right (a) to control the defense thereof, and (b) if the Asserting Party shall have notified the Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder), which notice shall include the material terms of any proposed settlement in reasonable detail, the Asserting Party may settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume Liability for and the defense of the Third Party Claim pursuant to this Section 13.03 within ten days after receipt of such notice, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the Third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Defending Party does not undertake to provide and promptly execute and, concurrently with delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. The Asserting Party and the Defending Party shall use all commercially reasonable efforts to cooperate fully with respect to the defense and settlement of any Third Party Claim covered by this Article XIII.

                  (c) The failure of any Asserting Party to give an indemnifying party a notice of claim shall not relieve the Defending Party from any liability in respect of such claim, demand or action which it may have to such Asserting Party on account of the indemnity agreement of such Defending Party contained in this Article XIII, except to the extent such Defending Party can establish actual prejudice and direct damages as a result thereof.

         SECTION 13.04. NON-RECOURSE TO SELLERS' AFFILIATES. Except as otherwise contemplated by the qualified guarantee and joinder of American Cellular Corporation contained at the end of this Agreement ("ACC QUALIFIED GUARANTEE"), the obligations of each Seller to Purchaser under this Agreement and any related agreements, instruments, documents or certificates are non-recourse to each Seller's Affiliates and if any Seller is in default hereof or under such other agreements, instruments, documents or certificates, Purchaser shall not have any recourse to the

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assets of any Affiliate of any Seller. Purchaser's recourse shall be limited following Closing as provided in Section 13.05 below.

         SECTION 13.05. LIMITATIONS. The Defending Party's obligations to indemnify the Asserting Party pursuant to this Article XIII shall be subject to the following limitations:

                  (a) No indemnification under Sections 13.01(a) or 13.02(a) for any Losses shall be required to be made by the Defending Party until the aggregate amount of the Asserting Party's Losses exceeds two percent (2%) of the Purchase Price (the "BASKET"), and then indemnification shall only be required to be made by the Defending Party to the extent of such Losses that exceed 50% of the Basket, provided that the foregoing limitation shall not apply to any intentional breach of a representation or warranty.

                  (b)  The aggregate liability of the Defending Party under
Section 13.01(a) or 13.02(a), as applicable, shall not exceed (i) thirty percent (30%) of the Purchase Price for the first twelve months after the Closing Date, and (ii) twenty percent (20%) of the Purchase Price thereafter, provided that the foregoing limitation shall not apply to any intentional breach of a representation or warranty.

                  (c) The indemnification obligation of a Defending Party shall be reduced to the extent of any available insurance proceeds payable to the Asserting Party, net of any increased insurance premiums becoming payable by the Asserting Party to the extent such increase is a direct result of such insurance proceeds becoming available. The Defending Party shall pay its indemnification obligations as and when required by this Article XIII and the Asserting Party shall refund to the Defending Party any such amounts determined to be in excess of the Defending Party's obligations due to reductions pursuant to this Section 13.05(c). Additionally, the Asserting Party shall refund promptly to the Defending Party any amount of the Asserting Party's Losses that are subsequently recovered by the Asserting Party pursuant to a settlement or otherwise.

                  (d) Notwithstanding anything to the contrary set forth in this Agreement, Section 13.05(a) through (c) shall not apply to Purchaser's obligation to pay to ACC Tennessee the Purchase Price in accordance with Article V.

                  (e) From and after the Closing Date, the indemnification rights contained in this Article XIII shall constitute the sole and exclusive remedies of the parties hereunder and shall supersede and displace all other rights that either party may have under Law.

         SECTION 13.06. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the execution and performance of this Agreement shall survive for a period lasting eighteen months after Closing, except that (a) any intentional breach or misrepresentation or fraud shall survive Closing indefinitely, (b) Section 7.17 shall survive for a period lasting three years after Closing, and (c) Section 7.13, (i) with respect to federal and state Taxes, shall survive for a period lasting two years after Closing, and (ii) with respect to local, municipal and county Taxes, shall survive until

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the expiration of the 15-day period commencing on the expiration date of the relevant statute of limitations period (including any applicable extensions thereof), if longer than the two-year period previously specified, unless in each case survival is governed by the preceding clause (a). Any claim by a party based upon breach of any such representation or warranty made pursuant to
Article XIII or otherwise must be submitted to the other party prior to or at the expiration of the applicable survival period. In the case of any claim submitted within such time period, the right of the party submitting the claim to recover from the other party with respect to such claim shall not be dependent on the claim being resolved or the losses being incurred within such time period. Subject to the provisions of Section 9.09, the right to indemnification hereunder shall not be affected by any investigation or audit conducted before or after the Closing Date or the actual or constructive knowledge of any party and each party shall be entitled to rely upon the representations and warranties set forth herein regardless of any such investigation or knowledge. The waiver of any condition regarding the accuracy of any representation or warranty, or regarding the performance of or compliance with any covenant or obligation, will not affect the right of indemnification or any other remedy of the waiving party after Closing based on the inaccuracy of such representation or warranty or the nonperformance of or noncompliance with such covenant or obligation.

         SECTION 13.07.  PAYMENT.

                  (a) Upon a determination of Liability under this Article XIII, the appropriate party shall pay the indemnified party the amount so determined within 10 business days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest as provided below in Section 13.07(c).

                  (b) Any items as to which any Indemnified Purchaser Party is entitled to payment under this Agreement shall first be paid to the Indemnified Purchaser Party pursuant to the terms of the Escrow Agreement, to the extent that the then outstanding amount of escrowed funds is sufficient to pay such items. If the then outstanding amount of the escrowed funds is insufficient to pay any such item in full (including if all escrowed funds have been released), the payment of such item as to which the Indemnified Purchaser Party is entitled to payment under this Agreement and which is not able to be paid from the escrowed funds shall be the obligation of Sellers and Sellers shall make full payment of any and all such items to the Indemnified Purchaser Party within 30 calendar days after the date of determination of Liability. If Sellers fail to make full payment of any item within such period (the "PAYMENT PERIOD"), then payment of the remaining balance of such item ("UNSATISFIED CLAIMS") shall be satisfied pursuant to the provisions of the ACC Qualified Guarantee.

                  (c) If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party shall pay the indemnified party interest on the unpaid amount of the obligation for each day from the date the amount became due until

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payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be two percentage points in excess of the "Prime Rate" published from time to time in the "Money Rates" table of the Eastern Edition of The Wall Street Journal.

                                   ARTICLE XIV
                       CONFIDENTIALITY AND PRESS RELEASES

         SECTION 14.01. CONFIDENTIALITY. The Non-Disclosure Agreement dated August 31, 2000 between DCS and Purchaser (the "NDA") shall remain in effect in accordance with its terms, except that it may only be terminated upon termination of this Agreement, and except that the provisions of Section 7 thereof shall be subject to the provisions of Section 9.07 of this Agreement. The obligations of Purchaser under the NDA and under this Article XIV shall terminate as of the Closing, except with respect to Information (as defined in the NDA) of DCS and of each Seller that does not relate to the Seller Business that Purchaser is required by the NDA to keep confidential.

         SECTION 14.02. PRESS RELEASES. No press release or public disclosure or disclosure to any third party, either written or oral, of the existence or terms of this Agreement shall be made by either Purchaser or Sellers without the consent of the other subject to the provisions of Section 14.03, and Purchaser and Sellers shall each furnish to the other advance copies of any release which they propose to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Purchaser or Sellers, as the case may be, propose to make such press release.

         SECTION 14.03. DISCLOSURES REQUIRED BY LAW. This Article XIV shall not, however, be construed to prohibit any party from making any disclosures to any governmental authority that it is required to make by Law or from filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party, or prohibit Sellers, Purchaser or any of their Affiliates from disclosing to its investors, partners, accountants, auditors, attorneys, parent company and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with the sale or acquisition of a cellular telephone system; PROVIDED, HOWEVER, that any such party shall be informed of the confidential nature of such information and shall agree to keep such information confidential in accordance with the terms of Section 14.01 hereof; and PROVIDED, HOWEVER, that each party shall provide to the other reasonable advance copies of any public release except where the provision of such advance notice is not permissible.

                                   ARTICLE XV
                                   TERMINATION

         SECTION 15.01. BREACHES AND DEFAULTS; OPPORTUNITY TO CURE. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the "NON-BREACHING PARTY") believes the other (the "BREACHING PARTY") to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon if such breach is curable the Breaching Party shall have sixty (60) days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party; PROVIDED, HOWEVER, that if such breach is

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curable but is not capable of being cured within such period and if the
Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach, then the Breaching Party shall be afforded an additional sixty (60) days to cure such breach; PROVIDED, HOWEVER, Purchaser shall have no opportunity to cure the breach of its obligations to deliver any required portion of the Purchase Price to be delivered at Closing; and PROVIDED, FURTHER, HOWEVER, that the cure period for a breach shall in no event extend beyond the Outside Date (as defined in Section 15.02(e)). If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 15.02). This right of termination shall be in addition to, and not in lieu of, any rights of the Non-Breaching Party under Article XIII of this Agreement. Notwithstanding anything to the contrary set forth in this Section 15.01, the provisions of this
Section 15.01 shall not apply in the event Purchaser fails to deliver the Purchase Price even though all of the closing conditions set forth in Article X have been satisfied.

         SECTION 15.02. TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:

                  (a)  by mutual written consent of Sellers and Purchaser;

                  (b) by either Purchaser or Sellers, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the sale of the Purchased Assets to Purchaser (which Sellers and Purchaser shall have used all commercially reasonable efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) subject to Section 15.01, by Purchaser, if, as of any date, Sellers shall have breached any of their representations, warranties or covenants such that the condition set forth in Section 10.01 shall not be satisfied as of such date;

                  (d) subject to Section 15.01, by Sellers, if, as of any date, Purchaser shall have materially breached any of its representations, warranties or covenants such that the condition set forth in Section 11.01 shall not be satisfied as of such date; or

                  (e) by either Sellers or Purchaser if the Closing shall not have occurred on or before the date that is nine months after the date of this Agreement (the "OUTSIDE DATE"), unless the failure to have the Closing shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing.

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                                   ARTICLE XVI
                                  BROKERS' FEES

         Each party represents and warrants to the other that it shall be solely responsible for the payment of any fee or commission due to any broker or finder it has engaged with respect to this transaction and the other party hereto shall be indemnified for any liability with respect thereto pursuant to Article XIII hereof.

                                  ARTICLE XVII
                                   ARBITRATION

         Any controversy, dispute or claim (collectively, a "DISPUTE") between the parties arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then pertaining. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA rules. The arbitration shall be held in the State of New York unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction in the State of New York; provided however, that nothing contained in this Article XVII shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement during the pendency of the arbitration proceedings. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over the subject matter hereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve any claim hereunder.

         Any such arbitration will be conducted before a single arbitrator who shall be chosen by agreement of the parties, or, if the parties cannot agree, in accordance with the rules of the AAA. The arbitrator shall permit such discovery as he shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Any such discovery shall be limited to information directly related to the controversy or claim in arbitration and shall be concluded within sixty (60) days after appointment of the third arbitrator.

         The substantially prevailing party in any arbitration hereunder, as determined by the arbitrator, shall be entitled to an award of a percentage of its reasonable costs incurred in connection therewith, including attorneys' fees, determined by dividing the amount actually awarded to the prevailing party by the amount claimed by the prevailing party.

         For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

         Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons

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for any decision reached and will deliver such documents to each party to this
Agreement along with a signed copy of the award.

         The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement and shall make his decision based on and in accordance with the provisions of this Agreement.

                                  ARTICLE XVIII
                                  MISCELLANEOUS

         SECTION 18.01.  ADDITIONAL INSTRUMENTS OF TRANSFER.

                  (a) From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional assignments, bills of sale, deeds and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including transfer to Purchaser of all of Sellers' right, title and interest in and to the Purchased Assets and any right, title or interest that DCS or any Affiliate of Sellers or DCS may have in any asset used primarily in the Seller Business, other than an Excluded Asset. Such efforts and assistance shall be at the cost of the requesting party.

                  (b) Anything in this Agreement to the contrary notwithstanding, neither of the Sellers are obligated to sell, assign, transfer or convey to Purchaser any of their rights and obligations in and to any Interest without first obtaining all necessary approvals, consents or waivers. To the extent any Required Consents have not been obtained by Sellers as of the Closing and Purchaser elects to proceed with the Closing, Sellers shall, for a period equal to the shorter of twelve months after the Closing, or the remaining term of such Interest, (i) except with regard to cell site leases or licenses, use all commercially reasonable efforts to obtain the consent of any such third party; (ii) cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits (including the payment to Purchaser of any monies received by Sellers in connection therewith and including cooperation with Purchaser's efforts to obtain the consent of the third party to any such cell site lease or license regarding the assignment of such cell site lease or license to Purchaser) of such Interest to Purchaser so long as Purchaser performs all obligations with respect to the Interest (and the payment of all expenses in connection therewith); and (iii) enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any rights of Sellers arising from such Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the request of Purchaser); provided, however, that none of Purchaser or Sellers shall be obligated to pay any consideration or other sums therefor (except for filing fees and other ordinary administrative charges and except as set forth above) to the third party from whom such approval, consent or waiver is requested.

                  (c) In the event that at any time between the date hereof and the first anniversary of the Closing Date Purchaser becomes aware of the existence of any Contract that was not identified on SCHEDULE 7.06(a) in breach of the provisions of Section 7.06(a) (an "UNDISCLOSED CONTRACT"), Purchaser may elect to have such Undisclosed Contract included as

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an "Assumed Contract" for all purposes of this Agreement by giving written notice of such election (an "INCLUSION NOTICE") to Sellers within 90 days after Purchaser has actual knowledge of the existence of such Undisclosed Contract; provided, however, that if at least seven (7) days prior to Closing, Sellers give Purchaser written notice of any Undisclosed Contract of which Sellers have become aware after the date hereof and deliver a copy of such Undisclosed Contract to Purchasers, then by the earlier of (x) fifteen (15) days after Purchaser's receipt of such notice (and the copy of such Undisclosed Contract) or (y) two (2) days before Closing, Purchaser shall deliver to Sellers an Inclusion Notice or written confirmation that it has elected not to have such Undisclosed Contract included as an Assumed Contract.

                       If an Inclusion Notice is given before the Closing, then
SCHEDULE 7.06(A) shall be deemed to be updated to include the Undisclosed Contract identified in the Inclusion Notice. In addition, SCHEDULE 7.09 shall be deemed to be updated if necessary to include as a Required Notice or a Required Consent hereunder any notice or consent required in connection with the assignment of such Undisclosed Contract. Such updates shall be deemed not to modify Sellers' representations and warranties hereunder for purposes of Article XIII hereof.

                       If an Inclusion Notice is given after the Closing, then Sellers (or, if appropriate, their Affiliate) and Purchaser shall make, execute and deliver an instrument of transfer, in form and substance reasonably satisfactory to both parties, pursuant to which Sellers (or their Affiliate) shall assign their respective rights under such Undisclosed Contract to Purchaser and Purchaser shall assume certain liabilities thereunder to the same extent as such rights and liabilities would have been assigned and assumed if such Undisclosed Contract had been an Assumed Contract on the Closing Date. Prior to the execution of such instrument of transfer, Sellers shall give any advance notice required to assign such Undisclosed Contract. Notwithstanding the foregoing, if a consent is required in connection with such assignment, then until such time (if any) as such consent is obtained and such instrument of transfer can be executed, the provisions of Section 18.01(b) shall be applicable; provided, however, that "twelve months after the Closing" shall be replaced by "twelve months after the date of the Inclusion Notice."

         SECTION 18.02. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent by telecopier, recognized overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

                           IF TO PURCHASER:

                           Cellco Partnership
                           180 Washington Valley Road
                           Bedminster, NJ  07921
                           Attention: John Schreiber
                           Facsimile: 908-306-6442

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                           with a required copy to:

                           Cellco Partnership
                           180 Washington Valley Road
                           Bedminster, NJ  07921
                           Attention: Steven B. Jackman, Esq.
                           Facsimile:  908-306-7766

                           IF TO SELLERS:

                           ACC of Tennessee LLC
                           and ACC Tennessee License LLC
                           c/o Dobson Cellular Systems, Inc.
                           14201 Wireless Way
                           Oklahoma City, OK 73134
                           Attention: Ronald L. Ripley, Senior Corporate Counsel Facsimile No.: (405)529-8765

                           with a required copy to:

                           Edwards & Angell, LLP
                           2800 Financial Plaza
                           Providence, Rhode Island 02903
                           Attention:  David K. Duffell, Esq.
                           Facsimile No.: (401)276-6611

         Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party providing such notice. Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.

         SECTION 18.03. EXPENSES. Each party shall bear its own expenses and costs, including the fees of any corporate or FCC attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; provided that Purchaser shall bear the expense of all FCC, Hart-Scott-Rodino Act (if applicable) and other governmental filing fees.

         SECTION 18.04. TRANSFER TAXES. Purchaser on the one hand and Sellers on the other hand shall bear equally the expense of all use, sales, transfer and other similar transaction taxes, if any, which are imposed solely and directly by reason of the sale and delivery of the Purchased Assets from Sellers to Purchaser under this Agreement. Notwithstanding anything else to the contrary set forth in this Section 18.04, Purchaser shall in no event be responsible in any manner for the payment of any taxes on any gross or net income, gross or net receipts or gain which Sellers or

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any Regarded Entity may realize as a result of the sale of the Purchased Assets or otherwise related to the transactions contemplated by this Agreement.

         SECTION 18.05. COLLECTION PROCEDURES. From and after the Closing, Purchaser shall have the right and authority, at its expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of the Sellers any checks or drafts received on account of any such items.

         SECTION 18.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without application of principles of conflicts of law). In connection with any controversy arising out of or related to this Agreement, Sellers and Purchaser hereby irrevocably consent to the jurisdiction of the United States District Court for the District of New York, if a basis for federal court jurisdiction is present, and, otherwise, in the state courts of the State of New York. Sellers and Purchaser each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts.

         SECTION 18.07. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed.

         SECTION 18.08. SUCCESSORS AND ASSIGNS. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

         SECTION 18.09. AMENDMENTS; WAIVERS. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

         SECTION 18.10. ENTIRE AGREEMENT. Except for the NDA, this Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

         SECTION 18.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed original signatures.

         SECTION 18.12. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of

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this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially
(a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

         SECTION 18.13. SECTION HEADINGS. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 18.14. INTERPRETATION. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) "or" has the inclusive meaning frequently identified with the phrase "and/or," (b) "including" has the inclusive meaning frequently identified with the phrase "including, but not limited to" and (c) references to "hereof," "hereunder" or "herein" or words of similar import relate to this Agreement.

         SECTION 18.15. FURTHER ASSURANCES. For a period of six (6) months after Closing, each Seller agrees to, and shall cause DCS to, provide to Purchaser from time to time any information that such Seller or DCS possesses with respect to the operation of the Purchased Assets prior to the Closing which the Purchaser reasonably requests in the future in connection with the Purchaser's financing efforts now or in the future or in connection with any FCC or other regulatory filing.

         SECTION 18.16. THIRD PARTIES. Nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 18.17. REMEDIES. The parties acknowledge and agree that the material Purchased Assets, including the FCC Authorizations, are unique and that remedies at law, including monetary damages, will be inadequate in the event of a breach by Sellers in the performance of their obligations under this Agreement. Accordingly, the parties agree that in the event of any such breach by Sellers prior to the Closing, Purchaser shall be entitled, among other remedies, to a decree of specific performance.

         SECTION 18.18. CERTAIN DEFINED TERMS. For purposes of this Agreement (including the Schedules hereto) the terms defined in this Agreement shall have the respective meanings specified herein, and, in addition, the following terms shall have the following meanings:

         "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term "CONTROL" (including, with correlative meanings, the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by Contract or otherwise. Except as

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otherwise expressly set forth in Sections 7.03, 7.06 and 9.16, in no event shall
AT&T Wireless, Inc. and its subsidiaries and Affiliates be considered Affiliates of either Seller.

         "Contract" means any written or oral contract, agreement, lease, license, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law.

         "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause a Lien to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation, acceleration or a right to receive damages or a payment of penalties.

         "Liability" means any liability, indebtedness, obligation, expense, claim, loss, cost, damage, obligation, responsibility, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, known or unknown, due or to become due, liquidated or unliquidated, whether or not secured.

         "Person" means any corporation, partnership, limited liability company, joint venture, business association, entity or individual.

         "Seller Parties" means Sellers and DCS.

         "Sellers' Knowledge" or "to the knowledge of Sellers" or any similar phrase means the actual knowledge of (i) Everett Dobson, Bruce Knooihuizen, Edward Evans, Thomas Coates, Ron Ripley or Tim Duffy after reasonable inquiry of the network operations manager for the Cellular System or (ii) Peter Eckel.

         "Taxes" means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e., whether federal, state, local, municipal, or foreign), including all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

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         IN WITNESS WHEREOF, each of the parties hereto has caused this Asset
Purchase Agreement to be executed by its duly authorized representative as of the day and year first above written.

                              SELLERS:

                              ACC OF TENNESSEE LLC


                              By:  /s/ Everett Dobson
                                   ---------------------------------------
                              Name:  Everett Dobson
                                     -------------------------------------
                              Title:  Manager
                                      ------------------------------------


                              ACC OF TENNESSEE LICENSE LLC


                              By:  /s/ Everett Dobson
                                   ---------------------------------------
                              Name:  Everett Dobson
                                     -------------------------------------
                              Title:  Manager
                                      ------------------------------------

                              PURCHASER:

                              CELLCO PARTNERSHIP
                              D/B/A VERIZON WIRELESS


                              By:  /s/ Dennis F. Strigl
                                   ---------------------------------------
                              Name:  Dennis F. Strigl
                                     -------------------------------------
                              Title:  President & CEO
                                      ------------------------------------



[Signature page of Asset Purchase Agreement, dated as of October 30, 2001, by and between ACC of Tennessee LLC, ACC Tennessee License LLC and Cellco Partnership D/B/A Verizon Wireless.]

                      AMERICAN CELLULAR CORPORATION JOINDER

         The undersigned, being an Affiliate of each of the Sellers, acknowledges that it has read and understands the foregoing Agreement and, intending to be legally bound, hereby joins in this Agreement solely for the purpose of agreeing to pay any Unsatisfied Claims within 10 calendar days after the end of the Payment Period; provided, however, that Purchaser has first complied with the terms of Article XIII hereof (including Section 13.07(b)). Furthermore, this ACC Qualified Guarantee will automatically expire, if this Agreement is not earlier terminated, upon the third anniversary of the Closing Date (the "CUT-OFF DATE") with respect to any claim not properly submitted prior to the Cut-off Date in accordance with the provisions of Article XIII. In the case of a claim submitted prior to the Cut-off Date, the right of Purchaser to recover from the undersigned any amounts ultimately due from the undersigned with respect to such claim shall not be dependent on the claim being resolved or the losses being incurred prior to the Cut-off Date; PROVIDED, HOWEVER, that nothing set forth in this ACC Qualified Guarantee shall be deemed to increase the survival period of any representation or warranty as set forth in Section 13.06.

                              AMERICAN CELLULAR CORPORATION


                              By: /s/ Everett Dobson
                                  -----------------------------------------
                              Name:  Everett Dobson

                              Title: President